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Exhibit 2

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

BY AND AMONG

DTS, INC.,

DTS MERGER SUB, INC.,

DTS LLC

AND

SRS LABS, INC.

Dated as of April 16, 2012

i

 AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

        This AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this "Agreement") is made and entered into as of April 16, 2012 (the "Agreement Date") by and among DTS, Inc., a Delaware corporation ("Parent"), DTS Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), DTS LLC, a single member Delaware limited liability company and a wholly owned subsidiary of Parent ("Merger LLC"), and SRS Labs, Inc., a Delaware corporation (the "Company").

RECITALS

        WHEREAS, the parties intend that, subject to the terms and conditions hereinafter set forth, Merger Sub shall merge with and into the Company (the "Merger"), on the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the "DGCL");

        WHEREAS, the parties intend that the Merger shall be immediately followed by a merger of the Surviving Corporation (as defined below) with and into Merger LLC (the "Upstream Merger"), on the terms and subject to the conditions of this Agreement and in accordance with the Delaware Limited Liability Company Act (the "LLC Act");

        WHEREAS, the parties intend that the Merger be mutually interdependent with and a condition precedent to the Upstream Merger, and that the Upstream Merger shall, through the binding commitment evidenced by Section 5.15, be effected immediately following the Effective Time (as defined below), on the terms and subject to the conditions of this Agreement and in accordance with the LLC Act, without further approval, authorization or direction from or by any of the parties hereto;

        WHEREAS, the Board of Directors of the Company (the "Company Board") has unanimously (i) determined that the transactions contemplated by this Agreement, including the Merger, are advisable and fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement, the Voting Agreement (as defined below) and the transactions contemplated hereby and thereby, including the Merger, and (iii) recommended that the Company's stockholders adopt this Agreement and approve the Merger (the "Company Board Recommendation");

        WHEREAS, the Board of Directors of Parent has unanimously (i) determined that the transactions contemplated by this Agreement, including the Merger and the Upstream Merger, are advisable and fair to and in the best interests of Parent and its stockholders, and (ii) approved and declared advisable this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby, including the Merger and the Upstream Merger;

        WHEREAS, simultaneously with the execution and delivery of this Agreement and as a condition and inducement to Parent's willingness to enter into this Agreement, Parent is entering into a voting agreement with certain stockholders of the Company in their capacity as stockholders (the "Voting Agreement"); and

        WHEREAS, it is intended that the Merger and the Upstream Merger, considered together as a single integrated transaction for United States federal income Tax purposes, along with the other transactions effected pursuant to this Agreement, shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

        NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and subject to the conditions set forth herein, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

        1.1    Definitions.    As used in this Agreement, the following terms shall have the meanings set forth below.

        "Acquisition Proposal" means any offer, proposal, or inquiry (other than an offer, proposal or inquiry by Parent) contemplating or otherwise relating to any Acquisition Transaction.

        "Acquisition Transaction" means any transaction or series of related transactions involving:

          (a)   any merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction in which: (i) a Person or "group" (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires, or if consummated in accordance with its terms would acquire, beneficial or record ownership of securities representing more than 15% of the outstanding shares of any class of voting securities of the Company; or (ii) the Company issues securities representing more than 15% of the outstanding shares of any class of voting securities of the Company;

          (b)   any sale, lease, exchange, transfer, acquisition or disposition of any assets that constitute or account for: (i) 15% or more of the consolidated net revenues of the Company, consolidated net income of the Company or consolidated book value of the Company; or (ii) 15% or more of the fair market value of the assets of the Company; or

          (c)   any liquidation, dissolution, recapitalization, extraordinary dividend or other reorganization of the Company.

        "Affiliate" means, with respect to any Person, another Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

        "Antitrust Law" means the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, the HSR Act, and every other Law, including without limitation any merger control law, designed to prohibit, prevent, regulate, govern, or control conduct having the purpose or effect of monopolization, abuse of dominance, restraint of trade, or substantial lessening of competition.

        "Beneficial Owner" means, with respect to a security, any Person who, directly or indirectly, through any contract, relationship or otherwise, has or shares (a) the power to vote, or to direct the voting of, such security, (b) the power to dispose of, or to direct the disposition of, such security or (c) the ability to profit or share in any profit derived from a transaction in such security.

        "Business Day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings and on which banks are not required by Law to close in New York, New York.

        "Certificate of Merger" means a certificate of merger, in such appropriate form as is determined by the parties.

        "Company Acquisition Agreement" means any merger, acquisition or other agreement which gives effect to any Acquisition Transaction.

        "Company Affiliate" means any Person under common control with the Company within the meaning of Section 414(b), Section 414(c), Section 414(m) or Section 414(o) of the Code, and the regulations issued thereunder.

        "Company Common Stock" means the common stock, par value $0.001 per share, of the Company.

        "Company Contract" means any Contract: (a) to which the Company or any of its Subsidiaries is a party; (b) by which the Company or its Subsidiaries or any asset of any of the Company or its Subsidiaries is or may become bound or under which the Company or any of its Subsidiaries has, or may become subject to, any obligation; or (c) under which the Company or any of its Subsidiaries has or may acquire any right or interest.

        "Company Employee" means any current employee, independent contractor, officer or director of the Company or any of its Subsidiaries.

        "Company Employee Agreement" means any employment, severance, retention, transaction bonus, change in control, consulting, or other similar Contract between: (a) the Company or any of its Subsidiaries or any current Company Affiliate; and (b) any Company Employee. To the extent such Company Employment Agreement is terminable "at will" (or following a notice period imposed by applicable Law) without any material obligation on the part of the Company or any of its Subsidiaries to make any severance, termination, change in control or similar payment or to provide any benefit, other than severance payments required to be made by the Company or any of its Subsidiaries under applicable foreign law, it is referred to herein as an "At-Will Company Employee Agreement".

        "Company Employee Plan" means any plan, program, policy, practice or Contract providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits, retirement benefits or other benefits or remuneration of any kind, whether or not in writing and whether or not funded, including each "employee benefit plan," within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan) that is maintained or contributed to, or required to be maintained or contributed to, by the Company, any of its Subsidiaries, or any Company Affiliate for the benefit of any Company Employee; provided, however, that a Company Employee Agreement shall not be considered a Company Employee Plan.

        "Company In-Licensed IP" means all Intellectual Property Rights that are licensed by the Company and its Subsidiaries and that are used in the conduct of the business of the Company and its Subsidiaries as currently conducted by the Company and its Subsidiaries.

        "Company Material Adverse Effect" means any effect, change, event, circumstance or development that, individually or in the aggregate (taking into account all other such effects, changes, events, circumstances or developments) has or would reasonably be expected to have a material adverse effect on: (a) the business, assets, financial condition, operations or financial performance of the Company and its Subsidiaries, taken as a whole; (b) the ability of the Company to consummate the transactions contemplated by this Agreement prior to the Outside Date, or (c) Parent's ability to vote, receive dividends with respect to, or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; provided, however, that in no event shall any of the following, in and of themselves, alone or in combination, be deemed to constitute, or be taken into account when determining whether there has been or is reasonably expected to be, a Company Material Adverse Effect: any effect, change, event, circumstance or development with respect to, or resulting from: (i) changes in the U.S. or global economy or capital markets in general that do not disproportionally affect the Company; (ii) changes that affect generally the industry in which the Company or any of its Subsidiaries conduct business that do not disproportionally affect the Company; (iii) changes in applicable Law or in GAAP that do not disproportionally affect the Company; (iv) changes in the market price or trading volume of the Company Common Stock on Nasdaq; (v) failure(s) by the Company to meet any operating projections or forecasts, or published revenue or earnings predictions

(it being understood that the underlying facts giving rise to such effect, change, event, circumstance or development may be taken into account in determining whether there has been a Company Material Adverse Effect); (vi) any act or threat of terrorism or war, any armed hostilities or terrorist activities, any threat or escalation of armed hostilities or terrorist activities or any governmental or other response or reaction to any of the foregoing that do not disproportionally affect the Company; (vii) any effects resulting from any Legal Proceeding against the Company by the stockholders of the Company challenging or seeking to restrain or prohibit the consummation of the Merger or any other transactions contemplated by this Agreement; (viii) changes as a result of any action or failure to take action, in each case, expressly consented to or requested by Parent; (ix) events primarily attributable to the announcement or performance of this Agreement or the consummation of the transactions contemplated hereby or the pendency of the Merger (including the loss or departure of officers or other employees of the Company or any of its Subsidiaries, or the termination, reduction (or potential reduction) or any other negative effect (or potential negative effect) on the Company or any of its Subsidiaries' relationships or agreements with any of its licensors, licensees, customers, vendors, strategic partners, suppliers or other business partners); (x) any change that the Company can demonstrate primarily resulted from Parent unreasonably withholding its consent under Section 5.1(a) to any action requiring Parent's consent under Section 5.1(a) and requested by the Company to be taken; or (xi) events attributable to the taking of any action by the Company if that action is contemplated or required by this Agreement, or with Parent's consent, or the failure to take any action by the Company if that action is prohibited by this Agreement.

        "Company Option Plans" means the Company's Amended and Restated 1996 Non-Employee Directors Stock Option Plan, the Amended and Restated 1996 Long-Term Incentive Plan, and the 2006 Stock Incentive Plan.

        "Company Owned IP" means all Intellectual Property Rights and Intellectual Property owned by the Company.

        "Company Products" means all products currently produced, marketed, licensed, sold or distributed by the Company or any of its Subsidiaries or currently under development with a planned release date scheduled for any time within eighteen (18) months after the Agreement Date.

        "Company Registered IP" means all Registered IP owned by, or filed in the name of, the Company and its Subsidiaries.

        "Company SEC Documents" means all proxy statements, reports, schedules, forms, statements or other documents, including all amendments, exhibits, supplements, and all other information incorporated therein, thereto, required to be filed by the Company with the SEC since December 31, 2010.

        "Company Stockholders' Meeting" means the meeting of the Company's stockholders called to vote upon the Merger and the other transactions contemplated by this Agreement.

        "Consent" means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

        "Contract" means any written or oral agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, insurance policy, benefit plan or other legally binding commitment.

        "Encumbrance" means any lien, pledge, hypothecation, charge, mortgage, security interest, claim, infringement, interference, option, right of first refusal, preemptive right, or community property interest.

        "Entity" means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

        "Equity Interest" means any share, capital stock, partnership, limited liability company, membership, member or similar interest in any Person, and any option, warrant, right or security (including debt securities) convertible or exchangeable or exercisable thereto or therefore.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "ERISA Affiliate" means any Person that is a member of a "controlled group of corporations" with, or is under "common control" with, or is a member of the same "affiliated service group" with the Company, in each case, as defined in Sections 414(b), (c), (m) or (o) of the Code.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

        "GAAP" means United States generally accepted accounting principles.

        "Governmental Authorization" means any (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law or (b) right under any Contract with any Governmental Body.

        "Governmental Body" means, wherever situated in the world, any (a) country, nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (b) federal, state, local, municipal, foreign or other government or (c) governmental or quasi governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, subdivision, official, organization, unit, body, public or local authority, any commercial or similar entities that the government controls or owns (partially or completely, including any state-owned, state-invested and state-operated companies or enterprises), any international organizations such as the United Nations or the World Bank, any political party, Entity, Nasdaq and any court or other tribunal).

        "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

        "Intellectual Property" means formulae, inventions (whether or not patentable), know-how, methods, processes, proprietary information, specifications, software, techniques, URLs, web sites, works of authorship, other forms of technology and trademarks.

        "Intellectual Property Rights" means all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including copyrights and moral rights; (b) trademark, trade name and domain name rights and similar rights; (c) trade secret rights; (d) patent and industrial property rights; (e) other proprietary and intangible rights in Intellectual Property and any common law rights that may be associated with any of the foregoing; and (f) rights in or relating to registrations, renewals, extensions, combinations, divisions and reissues of, and applications for, any of the rights referred to in clauses (a) through (e) above.

        "Intervening Event" means a material event or circumstance that arises or occurs after the Agreement Date and was not, prior to the Agreement Date, known or reasonably foreseeable by the Company Board, provided that in no event shall the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof constitute an Intervening Event.

        "Knowledge" means: (a) with respect to the Company, the actual knowledge of those individuals set forth on Part 1.1 of the Company Disclosure Schedule; and (b) with respect to Parent, the actual knowledge of Jon E. Kirchner, Melvin L. Flanigan and Blake Welcher.

        "Legal Proceeding" means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

        "Law" means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

        "Merger Consideration" means, with respect to a given share of Company Common Stock, either the Per Share Cash Consideration (with respect to a share of Company Common Stock representing the right to receive the Per Share Cash Consideration) or the Per Share Stock Consideration (with respect to a share of Company Common Stock representing the right to receive the Per Share Stock Consideration).

        "Merger Sub Common Stock" means the Common Stock, par value $0.0001 per share, of Merger Sub.

        "Nasdaq" means, when in reference to (a) the Company Common Stock, The NASDAQ Global Market, and (b) the Parent Common Stock, The NASDAQ Global Select Market.

        "Parent Common Stock" means the common stock, par value $0.0001 per share, of Parent.

        "Parent Contract" means any Contract (a) to which Parent or any of its Subsidiaries is a party, (b) by which Parent or its Subsidiaries or any asset of any of Parent or its Subsidiaries is or may become bound or under which Parent or any of its Subsidiaries has, or may become subject to, any obligation or (c) under which Parent or any of its Subsidiaries has or may acquire any right or interest.

        "Parent Material Adverse Effect" means any effect, change, event, circumstance or development that, individually or in the aggregate (taking into account all other such effects, changes, events, circumstances or developments) has or would reasonably be expected to have a material adverse effect on: (a) the business, assets, financial condition, operations or financial performance of Parent and its Subsidiaries, taken as a whole or (b) the ability of Parent, Merger Sub or Merger LLC to consummate the transactions contemplated by this Agreement prior to the Outside Date; provided, however, that in no event shall any of the following, in and of themselves, alone or in combination, be deemed to constitute, or be taken into account when determining whether there has been or is reasonably expected to be, a Parent Material Adverse Effect: any effect, change, event, circumstance or development with respect to, or resulting from: (i) changes in the U.S. or global economy or capital markets in general that do not disproportionally affect Parent; (ii) changes that affect generally the industry in which Parent or any of its Subsidiaries conduct business that do not disproportionally affect Parent; (iii) changes in applicable Law or in GAAP that do not disproportionally affect Parent; (iv) changes in the market price or trading volume of Parent Common Stock on Nasdaq; (v) failure(s) by Parent to meet any operating projections or forecasts, or published revenue or earnings predictions (it being understood that the underlying facts giving rise to such effect, change, event, circumstance or development may be taken into account in determining whether there has been a Parent Material Adverse Effect); (vi) any act or threat of terrorism or war, any armed hostilities or terrorist activities, any threat or escalation of armed hostilities or terrorist activities or any governmental or other response or reaction to any of the foregoing that do not disproportionally affect Parent; (vii) any effects resulting from any Legal Proceeding against Parent by the stockholders of Parent challenging or seeking to restrain or prohibit the consummation of the Merger or any other transactions contemplated by this Agreement; (viii) changes as a result of any action or failure to take action, in each case, expressly consented to or requested by the Company; (ix) events primarily attributable to the announcement or performance of this Agreement or the consummation of the transactions contemplated hereby or the pendency of the Merger (including the loss or departure of officers or other employees of Parent or any of its Subsidiaries, or the termination, reduction (or potential reduction) or any other negative effect (or potential negative effect) on Parent or any of its Subsidiaries' relationships or agreements with any of its licensors, licensees, customers, vendors, strategic partners, suppliers or other business partners); (x) any change that Parent can demonstrate primarily resulted from the Company unreasonably withholding its consent under Section 5.1(b) to any action requiring the Company's consent under Section 5.1(b) and requested by Parent to be taken; or (xi) events attributable to the taking of any action by Parent if that action is contemplated or required by this Agreement, or with the Company's consent, or the failure to take any action by Parent if that action is prohibited by this Agreement.

        "Parent Option Plans" means the 1997 Stock Option Plan, the 2002 Stock Option Plan and the 2003 Equity Incentive Plan (as amended).

        "Parent Restricted Stock Award" means each award with respect to a share of restricted Parent Common Stock outstanding under any Parent Option Plan that is, at the time of determination, subject to forfeiture or repurchase by Parent.

        "Parent SEC Documents" means all proxy statements, reports, schedules, forms, statements or other documents, including all amendments thereto, required to be filed by Parent with the SEC since December 31, 2010.

        "Permitted Encumbrance" means (a) statutory liens for Taxes that are not yet due and payable or liens for Taxes being contested in good faith by any appropriate proceedings for which adequate reserves have been established on the Company Balance Sheet, (b) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements that have not been breached, (c) deposits or pledges made in connection with, or to secure payment of, workers' compensation, unemployment insurance or similar programs mandated by applicable Law, (d) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens, (e) non-exclusive object code licenses of software by the Company or any of its Subsidiaries or any reseller or distributor of the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice and (f) Encumbrances that do not materially interfere with the use, operation or transfer of, or any of the benefits of ownership of, the property subject thereto.

        "Person" means any individual, Entity or Governmental Body.

        "Proxy Statement" means the proxy statement/prospectus to be filed with the SEC as part of the Registration Statement.

        "Registered IP" means all Intellectual Property Rights that are registered, filed, or issued under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works, and registered trademarks and all applications for any of the foregoing.

        "Registration Statement" means the registration statement on Form S-4 to be filed by Parent with the SEC in connection with the issuance of Parent Common Stock pursuant to the Merger.

        "Regulations" means the Treasury Regulations (including temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code or other United States federal Tax statutes.

        "Representatives" means officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

        "Restraint" means a Law or order, writ, injunction, judgment, decree or ruling (whether temporary, preliminary or permanent) enacted, promulgated, issued or entered by any Governmental Body prohibiting, preventing, limiting, placing conditions on, or otherwise restraining the Merger or any other transaction contemplated hereby.

        "Sarbanes-Oxley Act" means the Sarbanes-Oxley Act of 2002.

        "SEC" means the United States Securities and Exchange Commission.

        "Securities Act" means the Securities Act of 1933, as amended, and the regulations promulgated thereunder.

        "Subsidiary" An entity shall be deemed to be a "Subsidiary" of another Person if such Person directly or indirectly owns, beneficially or of record (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity's board of directors or other governing body or (b) at least 50% of the outstanding equity or financial interests of such Entity.

        "Superior Proposal" means a bona fide, unsolicited, written Acquisition Proposal made by a third party for an Acquisition Transaction that would, if consummated, result in such third party owning all of the Company Stock or all or substantially all of the consolidated assets of the Company, which the Company Board determines in good faith (after consultation with its outside legal counsel and financial advisor (who shall be either Covert & Co. or a nationally recognized financial advisor)) (i) to be reasonably likely to be consummated on the terms proposed if accepted and (ii) to be more favorable to the Company's stockholders from a financial point of view than the Merger, in each case, taking into account at the time of determination all relevant financial (including the price and financing terms), legal and regulatory aspects of the proposal, all the terms and conditions of such proposal and this Agreement, any changes to the terms of this Agreement offered by Parent in response to such Acquisition Proposal and the ability of the Person making such Acquisition Proposal to consummate the transactions contemplated by such Acquisition Proposal (based upon, among other things, the expectation of obtaining required approvals or any necessary financing).

        "Tax" means any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

        "Tax Return" means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

        "Termination Fee" means an amount, in cash, equal to $7,495,000.

        "Triggering Event" shall be deemed to have occurred if: (i) the Company Board shall have effected a Change in Company Board Recommendation; (ii) the Company shall have failed to recommend that the Company Stockholders vote to adopt this Agreement; (iii) the Company shall have failed to include in the Proxy Statement the Company Board Recommendation; (iv) the Company Board or any committee thereof shall have approved, endorsed or recommended any Acquisition Proposal; (v) a tender or exchange offer relating to securities of the Company shall have been commenced and the Company shall not have sent to its security holders, within ten (10) Business Days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer; or (vi) the Company Board or any committee thereof shall have resolved to take any action described in clauses (i) through (v).

        1.2    Additional Definitions.    Other capitalized terms defined elsewhere in this Agreement and not defined in this Article I shall have the meanings assigned to such terms in this Agreement in the sections set forth below.

Term	Section
Agreement	Preamble
Agreement Date	Preamble
Antitrust Restraint	Section 5.5(a)
Anti-Corruption Law	Section 3.13(a)(ii)
Book-Entry Shares	Section 2.7(a)
Canceled RSU	Section 2.9(b)
Capitalization Date	Section 3.4(a)
Cash Election	Section 2.6(c)(ii)
Cash Election Number	Section 2.6(d)(ii)
Cash Election Share	Section 2.6(c)(ii)
Certificates	Section 2.7(a)
Change in Company Board Recommendation	Section 5.2(d)
Closing	Section 2.4
Closing Date	Section 2.4
Code	Recitals
Company	Preamble
Company Balance Sheet	Section 3.5(b)
Company Balance Sheet Date	Section 3.5(b)
Company Board	Recitals
Company Board Recommendation	Recitals
Company Charter Documents	Section 3.2
Company Disclosure Schedule	Article III
Company Options	Section 3.4(a)
Company Qualified Plan	Section 3.16(h)
Company Returns	Section 3.15(a)
Company RSUs	Section 2.9(b)
Confidentiality Agreement	Section 5.12
Continuation Period	Section 5.11(a)
Covered Employees	Section 5.11(a)
DGCL	Recitals
Dissenting Share	Section 2.10

Term	Section
DOJ	Section 5.5(a)
Effective Time	Section 2.3
Election Date	Section 2.7(d)
Election Share	Section 2.6(c)(ii)
Exchange Agent	Section 2.7(a)
Exchange Fund	Section 2.8(a)(i)
Exchange Ratio	Section 2.6(c)(i)
Excluded Shares	Section 2.6(b)
Expenses	Section 7.4
Form of Election	Section 2.7(c)
Foreign Plans	Section 3.16(q)
FTC	Section 5.5(a)
Government Official	Section 3.13(a)(i)
Indemnified Parties	Section 5.7(a)
LLC Act	Recitals
Material Contract	Section 3.10(a)
Maximum Cash Shares	Section 2.6(d)(i)
Merger	Recitals
Merger Sub	Preamble
Merger LLC	Preamble
No Election Share	Section 2.6(c)(iii)
Non-Electing Holders	Section 2.8(b)(i)
Outside Date	Section 7.1(b)
Parent	Preamble
Parent Balance Sheet	Section 4.5(b)
Parent Balance Sheet Date	Section 4.5(b)
Parent Charter Documents	Section 4.2
Parent ESPP	Section 4.4(a)
Parent Financial Advisor	Section 4.14
Parent Material Contract	Section 4.11(a)(iv)
Parent Options	Section 4.4(a)
Parent RSUs	Section 4.4(a)
Per Share Cash Consideration	Section 2.6(c)(ii)

Term	Section
Per Share Stock Consideration	Section 2.6(c)(i)
Recommendation Change Notice	Section 5.2(e)
Required Stockholder Vote	Section 3.20
Shortfall Number	Section 2.6(d)(iii)
Stock Election	Section 2.6(c)(i)
Stock Election Share	Section 2.6(c)(i)
Superior Proposal Notice	Section 5.2(e)
Surviving Company	Section 5.15
Surviving Corporation	Section 2.1
Tail Policy	Section 5.7(b)
Upstream Merger	Recitals
Voting Agreement	Recitals
WARN Act	Section 3.16(e)

        1.3    Rules of Construction.    In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

          (a)   when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

          (b)   the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

          (c)   whenever the words "include," "includes" or "including" are used in this Agreement, they are deemed to be followed by the words "without limitation";

          (d)   the words "hereof," "herein" and "hereunder" and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

          (e)   references to any agreement, instrument, statute, rule or regulation are to the agreement, instrument, statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under said statutes) and to any section of any statute, rule or regulation including any successor to said section;

          (f)    all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

          (g)   the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

          (h)   references to a person are also to its successors and permitted assigns;

          (i)    references to monetary amounts are to the lawful currency of the United States;

          (j)    words importing the singular include the plural and vice versa and words importing gender include all genders;

          (k)   time is of the essence in the performance of the parties' respective obligations; and

          (l)    time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day.

ARTICLE II

THE MERGER

        2.1    Merger.    Upon the terms and subject to the conditions set forth in this Agreement and the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall continue as the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"), and the separate corporate existence of the Company with all its property, rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

        2.2    Charter and Bylaws.

          (a)   At the Effective Time, the Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter further amended as provided therein or by applicable Law.

          (b)   At the Effective Time, the Bylaws of the Company as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

          (c)   At the effective time of the Upstream Merger, the certificate of formation of the Surviving Company shall be amended to read as set forth on Exhibit A and as so amended shall be the certificate of formation of the Surviving Company in the Upstream Merger.

          (d)   At the effective time of the Upstream Merger, the operating agreement of the Surviving Company shall be amended to read as set forth on Exhibit B and as so amended shall be the operating agreement of the Surviving Company in the Upstream Merger.

        2.3    Effective Time of the Merger.    Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file a Certificate of Merger as contemplated by the DGCL, together with any required related certificates, filings or recordings with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later date and time as the Company and Parent may agree upon and as is set forth in such Certificate of Merger (such time, the "Effective Time").

        2.4    Closing.    Unless this Agreement shall have been terminated in accordance with Section 7.1, the closing of the Merger (the "Closing") shall occur as promptly as practicable (but in no event later than the second (2nd) Business Day) after all of the conditions set forth in Article VI (other than conditions which by their terms are required to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions) shall have been satisfied or waived by the party entitled to waive such condition, or at such other time and on a date as agreed to by the parties in writing (the "Closing Date"). The Closing shall take place at the offices of Paul Hastings LLP located at 695 Town Center Drive, 17th Floor, Costa Mesa, California or at such other place, or by remote communication, as agreed to by the parties hereto.

        2.5    Directors and Officers of the Surviving Corporation.    From and after the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case, until their respective successors are duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.

        2.6    Conversion of Shares.    At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any shares of capital stock of the Company, Parent or Merger Sub:

          (a)   Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one newly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, and each stock certificate of Merger Sub Common Stock shall thereafter evidence ownership of shares of common stock of the Surviving Corporation.

          (b)   Each share of Company Common Stock held in treasury or owned by the Company, Parent or any of their wholly-owned Subsidiaries shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor. Shares of Company Common Stock that are canceled and retired pursuant to this Section 2.6(b) are referred to as the "Excluded Shares".

          (c)   Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Excluded Shares or Dissenting Shares) shall be converted into and shall thereafter represent the right to receive the following consideration:

              (i)  Each share of Company Common Stock with respect to which an election to receive stock consideration (a "Stock Election") has been effectively made and not revoked pursuant to Section 2.7 (each, a "Stock Election Share") shall be converted into the right to receive .31127 shares (the "Exchange Ratio"), subject to adjustment in accordance with this Article II, of validly issued, fully paid and non assessable shares of Parent Common Stock (together with any cash in lieu of fractional shares of Parent Common Stock to be paid in accordance with Section 2.8(d), the "Per Share Stock Consideration");

             (ii)  each share of Company Common Stock with respect to which an election to receive cash (a "Cash Election") has been effectively made and not revoked pursuant to Section 2.7 (each, a "Cash Election Share" and, together with each Stock Election Share, an "Election Share") shall be converted into the right to receive $9.50 in cash without interest (the "Per Share Cash Consideration"), subject to adjustment in accordance with this Article II; and

            (iii)  each share of Company Common Stock other than a Cash Election Share or Stock Election Share (each, a "No Election Share") shall be converted into the right to receive the Per Share Cash Consideration or the Per Share Stock Consideration or a combination of both, pursuant to Section 2.6(d).

          (d)   Notwithstanding anything in this Agreement to the contrary (but subject to Section 2.6(g)):

              (i)  50% of the shares of Company Common Stock (other than the Excluded Shares) issued and outstanding immediately prior to the Effective Time (such number, the "Maximum Cash Shares") shall be converted into the right to receive the Per Share Cash Consideration, and all other shares of Company Common Stock (other than the Excluded Shares) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the Per Share Stock Consideration.

             (ii)  If the aggregate number of Cash Election Shares (such number, the "Cash Election Number") exceeds the Maximum Cash Shares, then (i) all Stock Election Shares and No Election Shares shall be converted into the right to receive the Per Share Stock Consideration and (ii) the number of Cash Election Shares of each stockholder of the Company that shall be converted into the right to receive the Per Share Cash Consideration shall be equal to the product obtained by multiplying (A) the number of Cash Election Shares of such stockholder by (B) a fraction, the numerator of which is the Maximum Cash Shares and the denominator of which is the Cash Election Number, with the remaining number of such holder's Cash Election Shares being converted into the right to receive the Per Share Stock Consideration.

            (iii)  If the Cash Election Number is less than the Maximum Cash Shares (such difference between the Cash Election Number and Maximum Cash Shares, the "Shortfall Number"), then (x) all Cash Election Shares shall be converted into the right to receive the Per Share Cash Consideration and (y) the Stock Election Shares and No Election Shares shall be treated in the following manner:

              (A)  if the Shortfall Number is less than or equal to the aggregate number of No Election Shares, then (x) all Stock Election Shares shall be converted into the right to receive the Per Share Stock Consideration and (y) the No Election Shares of each stockholder of the Company shall be converted into the right to receive the Per Share Cash Consideration in respect of that number of No Election Shares equal to the product obtained by multiplying (1) the number of No Election Shares of such stockholder by (2) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the aggregate number of No Election Shares, with the remaining number of such holder's No Election Shares being converted into the right to receive the Per Share Stock Consideration; or

              (B)  if the Shortfall Number exceeds the aggregate number of No Election Shares, then (x) all No Election Shares shall be converted into the right to receive the Per Share Cash Consideration and (y) the number of Stock Election Shares of each stockholder of the Company that shall be converted into the right to receive the Per Share Cash Consideration shall be equal to the product obtained by multiplying (1) the number of Stock Election Shares of such stockholder by (2) a fraction, the numerator of which is the amount by which the Shortfall Number exceeds the aggregate number of No Election Shares, and the denominator of which is the aggregate number of Stock Election Shares, with the remaining number of such holder's Stock Election Shares being converted into the right to receive the Per Share Stock Consideration.

          (e)   If either the opinion of DLA Piper LLP referred to in Section 6.3(e) or the opinion of Paul Hastings LLP referred to in Section 6.2(f) cannot be rendered (as reasonably determined by such counsel) as a result of the Merger potentially failing to satisfy continuity of interest requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Code, then the Cash Election Shares shall be decreased and the Stock

  Election Shares increased to the minimum extent necessary to enable the relevant tax opinion or opinions, as the case may be, to be rendered.

          (f)    From and after the Effective Time, the Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Article II shall no longer remain outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate previously representing any such Company Common Stock or shares of Company Common Stock that are in non-certificated book-entry form shall thereafter cease to have any rights with respect to such securities, except the right to receive: (i) the consideration to which such holder may be entitled pursuant to this Section 2.6; (ii) any dividends and other distributions in accordance with Section 2.8(c); and (iii) any cash to be paid in lieu of fractional shares in accordance with Section 2.8(d).

          (g)   If at any time during the period between the Agreement Date and the Effective Time, any change in the outstanding common stock of Parent or the outstanding common stock of the Company shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange, merger, consolidation or readjustment of shares, or any stock dividend thereon with a record date during such period, or any similar transaction or event, the Exchange Ratio, the Per Share Stock Consideration, the Per Share Cash Consideration and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

        2.7    Election Procedures.

          (a)   Not less than three (3) Business Days prior to the mailing of the Proxy Statement pursuant to Section 5.3(a), Parent shall designate a bank or trust company reasonably acceptable to the Company to act as exchange agent hereunder (the "Exchange Agent") for the purpose of exchanging certificates that immediately prior to the Effective Time represented shares of Company Common Stock (the "Certificates") and shares of Company Common Stock represented by book-entry ("Book-Entry Shares").

          (b)   Each person who, on or prior to the Election Date, is a record holder of shares of Company Common Stock shall be entitled to specify the number of such holder's shares of Company Common Stock (and, if such shares to which the election relates are represented by Certificates, such particular shares) with respect to which such holder makes a Cash Election or Stock Election.

          (c)   Parent shall prepare and file as an exhibit to the Registration Statement a form of election (the "Form of Election") in form and substance reasonably acceptable to the Company. The Form of Election shall specify that delivery shall be effected, and risk of loss and title to any Certificates shall pass only upon proper delivery of the Form of Election and any Certificates. The Company shall mail the Form of Election with the Proxy Statement to all persons who are record holders of shares of Company Common Stock as of the record date for the Company Stockholders' Meeting. The Form of Election shall be used by each record holder of shares of Company Common Stock (or, in the case of nominee record holders, the Beneficial Owner through proper instructions and documentation) who wishes to make a Cash Election or a Stock Election or a combination of both for any and all shares of Company Common Stock held by such holder. The Company shall use its commercially reasonable efforts to make the Form of Election available to all persons who become holders of shares of Company Common Stock during the period between the record date for the Company Stockholders' Meeting and the Election Date.

          (d)   Any holder's election shall have been properly made only if the Exchange Agent shall have received at its designated office, by 5:00 p.m., New York City time, on or prior to (1) the date of the Company Stockholders' Meeting or (2) if the Closing Date is more than four (4) Business

  Days following the Company Stockholders' Meeting, two (2) Business Days preceding the Closing Date, or (3) such other date as the parties mutually agree (the "Election Date"), a Form of Election properly completed and signed and accompanied by (i) Certificates representing the shares of Company Common Stock to which such Form of Election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of the Company (or by an appropriate guarantee of delivery of such Parent as set forth in such Form of Election from a firm that is an "eligible guarantor institution" (as defined in Rule 17Ad-15 under the Exchange Act); provided that such Certificates are in fact delivered to the Exchange Agent by the time set forth in such guarantee of delivery) or (ii) in the case of Book-Entry Shares, any additional documents required by the procedures set forth in the Form of Election. After a Cash Election or a Stock Election is validly made with respect to any shares of Company Common Stock, no further registration of transfers of such shares shall be made on the stock transfer books of the Company, unless and until such Cash Election or Stock Election is properly revoked in accordance with Section 2.7(f).

          (e)   Parent and the Company shall publicly announce the anticipated Election Date at least five (5) Business Days prior to the anticipated Closing Date. If the Closing Date is delayed to a subsequent date, the Election Date shall be similarly delayed to a subsequent date, and Parent and the Company shall promptly announce any such delay and, when determined, the rescheduled Election Date.

          (f)    Any Cash Election or Stock Election may be revoked with respect to all or a portion of the shares of Company Common Stock subject thereto by the holder who submitted the applicable Form of Election by appropriate written notice received by the Exchange Agent prior to 5:00 p.m., New York City time, on the Election Date. In addition, all Cash Elections and Stock Elections shall automatically be revoked if this Agreement is terminated in accordance with Article VII. If a Cash Election or Stock Election is revoked with respect to shares of Company Common Stock represented by Certificates, Certificates representing such shares shall be promptly returned to the holder that submitted the same to the Exchange Agent.

          (g)   The determination of the Exchange Agent (or the joint determination of Parent and the Company, in the event that the Exchange Agent declines to make any such determination) shall be conclusive and binding as to whether or not Cash Elections and Stock Elections shall have been properly made or revoked pursuant to this Section 2.7 and as to when Cash Elections, Stock Elections and revocations were received by the Exchange Agent. The Exchange Agent (or Parent and the Company jointly, in the event that the Exchange Agent declines to make the following computation) shall also make all computations as to the proration contemplated by Section 2.6(d), and absent manifest error this computation shall be conclusive and binding. The Exchange Agent may, with the written agreement of Parent and the Company, make any rules as are consistent with this Section 2.7 for the implementation of the Cash Elections and Stock Elections provided for in this Agreement as shall be necessary or desirable to effect these Cash Elections and Stock Elections.

        2.8    Exchange of Certificates.

          (a)    Deposit of Merger Consideration.

              (i)  Within one (1) Business Day following the Effective Time, and from time to time thereafter, Parent shall deposit with the Exchange Agent, for the benefit of the stockholders of the Company, (A) certificates or, at Parent's option, evidence of shares in book entry form, representing shares of Parent Common Stock in denominations as the Exchange Agent may reasonably specify and (B) cash, in each case as are issuable or payable, respectively, pursuant to this Article II in respect of shares of Company Common Stock for which Certificates or Book-Entry Shares have been properly delivered to the Exchange Agent or the cash to be paid in lieu of fractional shares. Such certificates (or evidence of book-entry form, as the case may be) for shares of Parent Common Stock and such cash so deposited, together with any dividends or distributions with respect thereto, are hereinafter referred to as the "Exchange Fund".

             (ii)  The Exchange Agent shall invest any cash deposited with the Exchange Agent by Parent as directed by Parent, provided that no such investment or losses thereon shall affect the Per Share Cash Consideration payable to holders of shares of Company Common Stock entitled to receive such consideration or cash in lieu of fractional interests, and Parent shall promptly provide additional funds to the Exchange Agent for the benefit of holders of shares of Company Common Stock entitled to receive such consideration in the amount of any such losses. Any interest or income produced by such investments shall not be deemed part of the Exchange Fund and shall be payable to Parent.

          (b)    Exchange Procedures.

              (i)  As soon as reasonably practicable after the Effective Time, Parent shall cause to be mailed to each record holder, as of the Effective Time, of No Election Shares (such holders, "Non-Electing Holders"): (x) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such holder representing such No Election Shares shall pass, only upon proper delivery of the Certificates to the Exchange Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal) and (y) instructions for use in effecting the surrender of the Certificates or, in the case of Book-Entry Shares, the surrender of such shares, for payment of the Merger Consideration therefor. Such letter of transmittal shall be in such form and have such other provisions as Parent may specify and shall be reasonably acceptable to the Company.

             (ii)  (x) Each former stockholder of the Company who properly made and did not revoke a Cash Election or Stock Election shall be entitled to receive in exchange for such stockholder's Election Shares the following as specified in clauses (A) and (B); and (y) upon surrender by a Non-Electing Holder to the Exchange Agent of a Certificate or Book-Entry Shares, as applicable, together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, each Non-Electing Holder shall be entitled to receive in exchange therefor: (A) the number of whole shares of Parent Common Stock, if any, into which such holder's shares of Company Common Stock represented by such holder's properly surrendered Certificates or Book-Entry Shares, as applicable, were converted in accordance with this Article II (after taking into account all shares of Company Common Stock to which an election or non-election of the same type were made), and such Certificates or Book-Entry Shares so surrendered shall be forthwith cancelled, and (B) a check in an amount of U.S. dollars (after giving effect to any required Tax withholdings) equal to (I) the amount of cash (including the Per Share Cash Consideration and cash in lieu of fractional interests in shares of Parent Common Stock to be paid pursuant to Section 2.8(d)), if any, into which such holder's shares of Company Common Stock represented by such holder's properly surrendered Certificates or Book-Entry Shares, as applicable, were converted in accordance with this Article II, plus (II) any cash dividends or other distributions that such holder has the right to receive pursuant to Section 2.8(c).

            (iii)  If payment or issuance of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment or issuance that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment or issuance shall have paid to the Exchange Agent any transfer and other Taxes required by reason of the payment or issuance of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Exchange Agent that such Tax either has been paid or is not applicable. In the event that any Certificate shall have been lost, stolen or destroyed, upon the holder's compliance with the replacement requirements established by the Exchange Agent, including, if necessary, the posting by the holder of a bond in customary amount as indemnity against any claim that may be made against it with respect to the Certificate, the Exchange Agent shall deliver in exchange for the lost, stolen or destroyed Certificate the applicable Merger Consideration payable in respect of the shares of Company Common Stock represented by the Certificate pursuant to this Article II.

            (iv)  No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration payable in respect of the Certificates or Book-Entry Shares. Until surrendered as contemplated hereby, each Certificate or Book-Entry Share shall, after the Effective Time, represent for all purposes only the right to receive upon such surrender the applicable Merger Consideration as contemplated by this Article II, the issuance or payment of which (including any cash in lieu of fractional shares) shall be deemed to be the satisfaction in full of all rights pertaining to shares of Company Common Stock converted in the Merger.

             (v)  At the Effective Time, the stock transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of shares of Company Common Stock that were outstanding prior to the Effective Time. After the Effective Time, Certificates or Book-Entry Shares presented to the Company or Parent for transfer shall be cancelled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article II.

          (c)    Distributions with Respect to Unexchanged Shares.    No dividends or other distributions with respect to shares of Parent Common Stock issuable with respect to the shares of Company Common Stock shall be paid to the holder of any unsurrendered Certificates or Book-Entry Shares until those Certificates or Book-Entry Shares are surrendered as provided in this Article II. Upon surrender, there shall be issued and/or paid to the holder of the shares of Parent Common Stock issued in exchange therefor, without interest, (A) at the time of surrender, the dividends or other distributions payable with respect to those shares of Parent Common Stock with a record date on or after the date of the Effective Time and a payment date on or prior to the date of this surrender and not previously paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to those shares of Parent Common Stock with a record date on or after the date of the Effective Time but with a payment date subsequent to surrender.

          (d)    No Fractional Shares.    No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares evidencing Company Common Stock, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent. In lieu thereof, upon surrender of the applicable Certificates or Book-Entry Shares, Parent shall pay each holder of Company Common Stock an amount in cash equal to the product obtained by multiplying (a) the fractional share interest to which such holder (after taking into account all shares of Company Common Stock held at the Effective Time and for which an election or non-election of the same type was made by such holder and rounding down to the nearest one thousandth) would otherwise be entitled, by (b) the closing price on Nasdaq for a share of Parent Common Stock on the last trading day immediately preceding the Effective Time.

          (e)    Termination of Exchange Fund.    Any portion of the Exchange Fund that remains undistributed to the stockholders of the Company on the first anniversary of the Effective Time shall be delivered to Parent, upon demand by Parent, and any stockholders of the Company who have not theretofore complied with this Article II shall thereafter look only to Parent (subject to abandoned property, escheat or other similar Law) for payment of their claim for any part of the Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock, without any interest thereon.

          (f)    No Liability.    None of Parent, the Company or Merger Sub shall be liable to any holder of shares of Company Common Stock or Parent Common Stock for cash or shares of Parent Common Stock (or dividends or distributions with respect thereto) from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

          (g)    Withholding.    Parent and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Common Stock (or with respect to all amounts payable pursuant to Section 2.6) pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or under any other provision of applicable federal, state, local or foreign Tax Law. To the extent that amounts are so withheld by Parent or the Exchange Agent, as applicable, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holders of the shares of Company Common Stock (or to the recipient of any amount payable pursuant to Section 2.6) in respect of which such deduction and withholding was made by Parent or the Exchange Agent.

        2.9    Company Equity Awards.

          (a)    Company Options.    Neither Parent, Merger Sub nor Merger LLC shall assume any Company Options in connection with the Merger or any other transactions contemplated by this Agreement. As of immediately prior to and conditioned upon the occurrence of the Effective Time and without any action on the part of any optionholder, all Company Options outstanding as of immediately prior to the Effective Time shall fully vest and become exercisable. To the extent not exercised prior to the Effective Time, then upon the Effective Time each Company Option shall be canceled, and in exchange therefor, the Surviving Corporation shall, promptly following the Effective Time, pay to each former holder of any such Company Option an amount in cash (without interest, and subject to deduction for any required withholding Taxes), equal to the product of: (i) the excess, if any, of the Per Share Cash Consideration over the exercise price of each such Company Option and (ii) the number of shares of Company Common Stock underlying such Company Option; provided, however, that if the exercise price per share of any such Company Option is equal to or greater than the Per Share Cash Consideration, such Company Option shall be canceled and terminated without any cash payment being made or other consideration being offered in respect thereof.

          (b)    Company RSUs.    Neither Parent nor Merger Sub shall assume any Company restricted stock units issued pursuant to the Company Option Plans (the "Company RSUs") in connection with the Merger or any other transactions contemplated by this Agreement. As of immediately prior to and conditioned upon the occurrence of the Effective Time and without any action on the part of any holder of any Company RSU, each Company RSU that is outstanding immediately prior to the Effective Time, whether or not then vested, shall become fully vested immediately prior to, and then shall be canceled at, the Effective Time (the "Canceled RSU"), and, in exchange therefor, the Surviving Corporation shall, promptly following the Effective Time, pay to each former holder of any such Canceled RSU an amount in cash (without interest, and subject to deduction for any required withholding Taxes) equal to the product of (i) the Per Share Cash Consideration and (ii) the number of shares of Company Common Stock subject to such Canceled RSUs.

          (c)   The Company shall take such actions as are necessary to approve and effectuate the foregoing provisions of this Section 2.9, including making any determinations and/or resolutions of the Company Board or a committee thereof or any administrator of a Company Option Plan as may be necessary.

          (d)   At the Effective Time, Parent shall assume the Company's 2006 Stock Incentive Plan. All remaining unissued shares of Company Common Stock reserved for issuance under the Company's 2006 Stock Incentive Plan shall be converted into shares of Parent Common Stock by multiplying the number of such shares by the Exchange Ratio set forth in Section 2.6(c)(i).

        2.10    Dissenting Shares.    Notwithstanding anything in this Agreement to the contrary, with respect to each share of Company Common Stock as to which the holder thereof shall be entitled to demand appraisal pursuant to Section 262 of the DGCL and shall have properly demanded appraisal in compliance with the provisions of Section 262 of the DGCL (each, a "Dissenting Share"), if any, such holder shall be entitled to payment, solely from the Surviving Corporation, of the fair value of the Dissenting Shares to the extent permitted by and in accordance with the provisions of Section 262 of the DGCL; provided, however, that (a) if any holder of Dissenting Shares, under the circumstances permitted by and in accordance with the DGCL, affirmatively withdraws his demand for appraisal of such Dissenting Shares, or (b) if any holder of Dissenting Shares takes or fails to take any action the consequence of which is that such holder is not entitled to payment for his shares under the DGCL, such holder or holders (as the case may be) shall forfeit the right to appraisal of such shares of Company Common Stock and such shares of Company Common Stock shall thereupon cease to constitute Dissenting Shares and if such withdrawal or forfeiture shall occur following the Election Date, 50% of such shares of Company Common Stock shall thereafter be deemed to have been converted into and to have become, as of the Effective Time, the right to receive the Per Share Cash Consideration, and all other such shares of Company Common Stock shall be deemed to have been converted into and to have become, as of the Effective Time, the right to receive the Per Share Stock Consideration, in each case, without interest thereon. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares of Company Common Stock, withdrawals of such demands and any other instruments served pursuant to Section 262 of the DGCL and shall give Parent the opportunity to participate in all negotiations and proceedings with respect thereto. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

        2.11    Further Assurances.    If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or the Surviving Company with full right, title and possession of and to all rights and property of Parent and the Company, the officers and directors of the Surviving Corporation, the Surviving Company and Parent shall be fully authorized (in the name of Parent, in the name of the Company and otherwise) to take such action.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company represents and warrants to Parent, Merger Sub and Merger LLC that the statements contained in this Article III are true and correct, except as expressly set forth herein, in the Company Disclosure Schedule delivered by the Company to Parent, Merger Sub and Merger LLC on the Agreement Date (the "Company Disclosure Schedule") or in the Company SEC Documents filed on or prior to the Agreement Date (excluding any disclosures set forth in any section of a filed Company SEC Document entitled "Risk Factors" or "Forward-Looking Statements" or any other disclosures included in such filings to the extent that they are forward-looking in nature).

        3.1    Due Organization; Subsidiaries.

          (a)   The Company and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation. The Company and each of its Subsidiaries has all necessary power and authority to (i) conduct its business in the manner in which its business is currently being conducted, (ii) own and use its assets in the manner in which its assets are currently owned and used and (iii) perform its obligations under all Contracts by which it is bound.

          (b)   The Company and each of its Subsidiaries is qualified to do business as a foreign entity, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification and where the failure to be so qualified would have a Company Material Adverse Effect.

          (c)   The Company has no Subsidiaries, except for the Entities identified in Part 3.1(c) of the Company Disclosure Schedule, and neither the Company nor any of the other Entities identified in Part 3.1(c) of the Company Disclosure Schedule owns any capital stock of, or any Equity Interest of any nature in, any other Entity, other than (i) interests in the Entities identified in Part 3.1(c) of the Company Disclosure Schedule and (ii) interests classified as cash equivalents or short-term investments on the Company Balance Sheet. Each of the Entities identified in Part 3.1(c) of the Company Disclosure Schedule is a wholly-owned direct or indirect Subsidiary of the Company and no other Person holds any Equity Interest (contingent or otherwise) in such Entities. There is no Contract pursuant to which the Company is obligated to make or may become obligated to make any future investment in, loan or capital contribution to any other Entity.

        3.2    Certificate of Incorporation; Bylaws; Charters and Codes of Conduct.    The Company has made available to Parent accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents, in each case as applicable, of the Company and each of its Subsidiaries, including all amendments thereto (collectively, the "Company Charter Documents"). The Company has made available to Parent accurate and complete copies of: (a) the charters of all committees of the Company Board and (b) any code of conduct or similar policy adopted by the Company Board or any committee of the Company Board, each as in effect on the Agreement Date. As used in this Agreement, unless the context requires otherwise, "made available" means delivered to Parent or the Company, as applicable, or posted in a dataroom to which Parent or the Company, as applicable, has access.

        3.3    Authority; Binding Nature of Agreement.    The Company has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement. The Company Board has duly and unanimously adopted resolutions by which the Company Board has: (a) determined that this Agreement and the Merger are advisable and fair to and in the best interests of the Company and its stockholders; (b) authorized and approved the execution, delivery and performance of this Agreement; and (c) recommended the adoption of this Agreement and approval of the Merger by the holders of Company Common Stock and directed that this Agreement be submitted to the Company's stockholders for consideration at the Company Stockholders' Meeting. This Agreement constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of Law governing specific performance, injunctive relief and other equitable remedies.

        3.4    Capitalization, etc.

          (a)   As of April 12, 2012 (the "Capitalization Date"), the authorized capital stock of the Company consisted of 56,000,000 shares of Company Common Stock, of which 14,323,715 shares were issued and outstanding; and 2,000,000 shares of preferred stock, par value $0.001 per share, of the Company, of which no shares were issued or outstanding. As of the Capitalization Date: (i) 848,231 shares of Company Common Stock were held in the treasury of the Company, (ii) 4,939,647 shares of Company Common Stock were subject to issuance pursuant to outstanding stock options granted under the Company Option Plans (stock options granted by the Company pursuant to the Company Option Plans or otherwise are referred to collectively herein as "Company Options") and (iii) 104,770 shares of Company Common Stock were subject to issuance pursuant to outstanding Company RSUs. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. There are no shares of Company Common Stock held by any of the Company's Subsidiaries. None of the outstanding shares of Company Common Stock are entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right or subject to any right of first refusal in favor of the Company and there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Common Stock. The Company is not under any obligation or bound by any Contract pursuant to which it may become obligated to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock or any capital stock of any of the Company's Subsidiaries.

          (b)   Part 3.4(b) of the Company Disclosure Schedule sets forth the following information with respect to each Company Option outstanding as of the Capitalization Date: (i) the name of the optionee, (ii) the number of shares of Company Common Stock subject to such Company Option, (iii) the exercise price of such Company Option, (iv) the date on which such Company Option was granted, (v) the extent to which such Company Option is vested and exercisable as of the Capitalization Date and (vi) the name of the Company Option Plan under which such Company Option was granted. All vesting will be accelerated immediately prior to and contingent upon the Effective Time.

          (c)   Except as set forth in Section 3.4(a) or Section 3.4(b) above, as of the Agreement Date, there is no (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company, (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company or (iii) rights agreement, stockholder rights plan (or similar plan commonly referred to as a "poison pill") or Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

          (d)   All outstanding shares of Company Common Stock, Company Options, Company RSUs and other securities of the Company have been issued and granted in compliance with all applicable securities Laws and other applicable Laws and all requirements set forth in applicable Contracts. All outstanding Company Options were granted with a per share exercise price no lower than the fair market value of one share of Company Common Stock as of the grant date. All shares of Company Common Stock subject to issuance pursuant to Company Options and Company RSUs will, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, be duly authorized, validly issued, fully paid, and nonassessable.

          (e)   All of the shares of capital stock of each of the Company's Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and are owned beneficially and of record by the Company or another wholly-owned Subsidiary of the Company, free and clear of any Encumbrances, other than restrictions on transfer imposed by applicable securities Laws.

        3.5    SEC Filings; Financial Statements.

          (a)   Since January 1, 2010, the Company has filed or furnished on a timely basis all forms, reports, schedules, statements, certifications (including all exhibits, amendments and supplements thereto and all other information incorporated therein) and other documents with the SEC that have been required to be filed or furnished, respectively, by it under applicable Laws prior to the date hereof. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the Agreement Date, then on the date of such filing): (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The certifications and statements required by Rule 13a-14 of the Exchange Act, and Section 906 of the Sarbanes-Oxley Act relating to the Company SEC Documents are accurate and complete, and complied as to form and content with all applicable Laws as of the date of such filing (or, if amended or superseded by a filing prior to the Agreement Date, then on the date of such filing).

          (b)   The financial statements (including any related notes) contained in the Company SEC Documents (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto, (ii) were prepared in accordance with GAAP throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q or Form 8-K of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material in amount) and (iii) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods covered thereby. For purposes of this Agreement, "Company Balance Sheet" means that consolidated balance sheet of the Company and its consolidated Subsidiaries as of December 31, 2011 set forth in the Company's Annual Report on Form 10-K filed with the SEC and the "Company Balance Sheet Date" means December 31, 2011. No financial statements of any Person other than the Company and the Subsidiaries listed on Part 3.1(c) of the Company Disclosure Schedule are required by GAAP to be included in the consolidated financial statements of the Company. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. The Company has made available to Parent true, correct and complete copies of all written correspondence between the SEC, on the one hand, and Company, on the other hand, occurring since January 1, 2010, and prior to the date hereof.

          (c)   The Company maintains, and at all times since January 1, 2010 has maintained, disclosure controls and procedures that satisfy the requirements of Rule 13a-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that all material information concerning the Company is made known on a timely basis to the individuals responsible for the preparation of the Company's filings with the SEC. The Company has made available to Parent accurate and complete copies of all written descriptions of, and all policies, manuals and other documents promulgating, such disclosure controls and procedures. The Company is in material compliance with all current listing and corporate governance requirements of the NASDAQ Global Market.

          (d)   The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) material information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is, in all material respects, made known to the chief executive officer and the chief financial officer of the Company and that transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has made available to Parent accurate and complete copies of all written descriptions of, and all policies, manuals and other documents promulgating, such internal accounting controls. The Company's management has completed an assessment of the effectiveness of the Company's system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2011 and such assessment concluded that such controls were effective and the Company's independent registered accountant has issued (and not subsequently withdrawn or qualified) an attestation report concluding that the Company maintained in all material respects effective internal control over financial reporting as of December 31, 2011. Neither the Company nor the Company's independent registered accountant has identified: (A) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Company, (B) any illegal act or fraud, whether or not material, that involves the Company's management or other employees or (C) any reasonably credible claim or allegation regarding any of the foregoing.

          (e)   The Company is not a party to nor does it have any obligation or other commitment to become a party to any securitization transactions or "off-balance sheet arrangements" (as defined in Item 303(c) of Regulation S-K under the Exchange Act).

          (f)    As of the Agreement Date, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents. To the Knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review and there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, in each case regarding any accounting practices of the Company.

          (g)   The records, systems, controls, data and information of the Company are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company, its tax advisors, legal advisors or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the system of internal accounting controls described in Sections 3.5(c) and (d).

          (h)   Since January 1, 2010, (i) the Company has not, and to the Knowledge of the Company, no director, officer, employee, auditor, accountant or representative of the Company has, received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any material complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company, whether or not employed by the Company, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of Company.

        3.6    Absence of Changes.    Between the Company Balance Sheet Date and the Agreement Date:

          (a)   the Company has operated its business in the ordinary course and consistent with past practices;

          (b)   there has not been any Company Material Adverse Effect;

          (c)   the Company has not (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, other than distributions of Company Common Stock issued upon the exercise of Company Options or the vesting of Company RSUs or (ii) acquired, redeemed or otherwise reacquired any shares of its capital stock or other securities;

          (d)   there has been no amendment to the Company Charter Documents;

          (e)   neither the Company nor any of its Subsidiaries has lent money to any Person (other than advances to employees in the ordinary course of business);

          (f)    the Company has not materially changed any of its methods of accounting or accounting practices, except as required by concurrent changes in GAAP or SEC rules and regulations;

          (g)   the Company has not made any material Tax election;

          (h)   neither the Company nor any of its Subsidiaries has commenced, or settled, any Legal Proceeding;

          (i)    neither the Company nor any of its Subsidiaries has, except for normal increases in the ordinary course of business consistent with past practice or except as required by applicable Law, increased the wages, salaries, compensation, pension or other fringe benefits or perquisites payable to any officer, director, executive or employee, other than persons newly hired for or promoted to such position, from the amount thereof in effect as of December 31, 2011, or granted or committed to grant any retention incentive, severance or termination pay, entered into any contract to make or grant any retention incentive, severance or termination pay, or paid, committed to pay, or entered into any contract to pay, any bonus, in each case to any such officer, director, executive or employee, other than in the ordinary course of business consistent with past practice or pursuant to preexisting agreements, arrangements or bonus plans; and

          (j)    neither the Company nor, if applicable, any of its Subsidiaries, has agreed or committed to take any of the actions referred to in clauses (c) through (i) above.

        3.7    Title to Assets.    The Company and each of its Subsidiaries owns, and has good and valid title to, all assets (excluding Intellectual Property Rights and Intellectual Property, which are addressed in Section 3.9) purported to be owned by them, including all assets reflected on the Company Balance Sheet. All of said assets are owned by the Company or one of its Subsidiaries free and clear of any Encumbrances, except for (a) Permitted Encumbrances and (b) liens described in Part 3.7 of the Company Disclosure Schedule. The Company or one of its Subsidiaries is the lessee of, and holds valid leasehold interests in, all assets purported to have been leased by them, including all assets reflected as leased on the Company Balance Sheet.

        3.8    Receivables.    All existing accounts receivable of the Company represent valid obligations of customers of the Company arising from bona fide transactions entered into in the ordinary course of business.

        3.9    Intellectual Property.

          (a)   Part 3.9(a) of the Company Disclosure Schedule sets forth a list of all Company Registered IP, as well as all filings, payments and other actions required to be made or taken by the Company or any of its Subsidiaries within ninety (90) days following the Agreement Date to maintain each item of Company Registered IP. All filings, payments and other actions required to be made or taken by the Company or any of its Subsidiaries before the Agreement Date to maintain each item of material Company Registered IP have been made and taken, except as would not reasonably be expected to materially impair any such Company Registered IP. As of the Agreement Date and to the Knowledge of the Company, none of the Company Registered IP listed in Part 3.9 of the Company Disclosure Schedule is currently involved in any interference, reexamination, opposition, declaratory judgment, litigation (whether actual or threatened), or similar proceeding.

          (b)   Each item of Company Owned IP is owned by the Company or its Subsidiaries, free and clear of any Encumbrances (other than Permitted Encumbrances and outbound licenses to Company Owned IP granted in the ordinary course of business consistent with past practices).

          (c)   To the Company's Knowledge, the Company Owned IP and the Company In-Licensed IP constitutes all of the Intellectual Property Rights necessary for the conduct of the business of the Company and its Subsidiaries as it is currently conducted by the Company and its Subsidiaries.

          (d)   Neither the execution, delivery or performance of this Agreement nor the consummation of any of the transactions contemplated hereby would reasonably be expected to, with or without notice or the lapse of time, result in or give any other Person the right or option to cause, create, impose or declare (i) a loss of, or Encumbrance on, any Company Owned IP, (ii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any Company Owned IP, (iii) a conflict, violation of, default (with or without notice or lapse of time or both) under, or Encumbrance relating to, or loss of any Intellectual Property used by the Company or any of its Subsidiaries, or (iv) any right of termination, cancelation or acceleration of any Intellectual Property used by the Company or any of its Subsidiaries.

          (e)   The Company and its Subsidiaries have taken commercially reasonable steps to protect the Company's and its Subsidiaries' rights in trade secrets of the Company and its Subsidiaries, and to the Knowledge of the Company, no such rights to any trade secrets have been lost or are in jeopardy of being lost through failure to act by the Company or any of its Subsidiaries. None of the source code or other material trade secrets of the Company or any of its Subsidiaries has been published or disclosed by the Company or any of its Subsidiaries, except pursuant to a non-disclosure agreement or pursuant to licenses or Contracts requiring the recipient to keep such trade secrets confidential. The Company and its Subsidiaries have used commercially reasonable efforts to safely store back-up copies of all their material computer programs and software.

          (f)    Except as set forth in Part 3.9(f) of the Company Disclosure Schedule, no licenses or rights have been granted to a third party to distribute the source code for, or to use any such source code to create derivative works of, any Company Product for which the Company or one of its Subsidiaries possesses the source code.

          (g)   Part 3.9(g) of the Company Disclosure Schedule sets forth all arrangements pursuant to which the Company or any Subsidiary has deposited the source code of any of the Company or any Subsidiary into escrow for the benefit of any third party. The Company and its Subsidiaries are in compliance with all Contracts pursuant to which any source code of the Company or any of its Subsidiaries has been placed into escrow (other than any noncompliance which would not reasonably be expected to (with or without notice or lapse of time or both) result in the release of source code from escrow), neither the Company nor any of its Subsidiaries is in material breach or default under any such Contract, and no source code has been released from escrow pursuant to any such Contract.

          (h)   To the Knowledge of the Company, as of the Agreement Date, no Person is infringing, misappropriating or otherwise violating, any material Company Owned IP.

          (i)    The development, manufacturing, marketing, sale, offer for sale, licensing, exportation, distribution and/or use of any Company Products does not infringe or misappropriate any Intellectual Property Right of any other Person.

          (j)    There is no Legal Proceeding currently pending or, to the Knowledge of the Company, currently threatened with respect to, and during the past twenty four (24) months neither the Company nor any of its Subsidiaries has been notified of, any possible infringement or other violation by the Company, any of its Subsidiaries or any of Company Products, of the Intellectual Property Rights of any Person. To the Knowledge of the Company, there is no investigation pending or threatened with respect to any possible infringement or other violation in any respect by the Company, any of its Subsidiaries or any of Company Products, of the Intellectual Property Rights of any Person.

          (k)   With respect to all former and current employees, agents, consultants and independent contractors of the Company and any of its Subsidiaries involved in the conception or development of any Intellectual Property material to the conduct of the business or otherwise responsible for developing the Company Products, either (i) all such employees, agents, consultants, and independent contractors have assigned or otherwise transferred, or have an obligation to assign or otherwise transfer, to the Company or any of its Subsidiaries all ownership and other rights of any nature whatsoever (to the extent permitted by Law) of such person in such Intellectual Property; or (ii) the Company or its Subsidiaries own all Intellectual Property created by such employees, agents, consultants and independent contractors that is within the scope of the "work made for hire" doctrine under the U.S. Copyright law. To the Knowledge of the Company, none of the former or current employees, agents, consultants or independent contractors, have a valid claim against the Company or any of its Subsidiaries in connection with the involvement of such persons in the conception and development of any material Intellectual Property owned, intended to be owned or used by the Company or any of its Subsidiaries, and no such claim has been asserted or threatened. To the Knowledge of the Company, none of the current or former employees or consultants of the Company or any of its Subsidiaries has any patents issued or applications pending for any device, process, design or invention of any kind now used or needed by the Company or any of its Subsidiaries in furtherance of their business as currently conducted, which patents or applications have not been assigned to the Company or any of its Subsidiaries.

          (l)    Part 3.9(l) of the Company Disclosure Schedule identifies any and all open source, public source or freeware software or any modification or derivative thereof, including, but not limited to, any version of any software licensed pursuant to any GNU General Public License, GNU Lesser General Public License or limited general public license, that is both: (i) used in, incorporated into, integrated or bundled with any Intellectual Property or Company Product; and (ii) licensed under any terms or conditions that impose any requirement that any software using, linked with, incorporating, distributed with, based on, derived from or accessing the software code: (A) be made available or distributed in source code form; (B) be licensed for the purpose of making derivative works; (C) be licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind; or (D) be redistributable at no charge. To the Knowledge of the Company, all such open source software is and has been used in compliance with the applicable open source software license.

          (m)  Except as would not reasonably be expected to have a Company Material Adverse Effect, each of the Company Products is, and at all times up to and including the sale thereof has been, in compliance in all material respects with all applicable Laws and contractual obligations. To the Knowledge of the Company, there is no material design defect with respect to any of such Company Products.

          (n)   With respect to all Company In-Licensed IP except for third-party software licenses generally available to the public, all necessary licenses have been obtained and no royalties or payments are due (or such royalties and payments are identified in Part 3.9(n) of the Company Disclosure Schedule).

        3.10    Material Contracts.

          (a)   For purposes of this Agreement, each of the following shall be deemed to constitute a "Material Contract":

              (i)  any Company Contract that is required by the rules and regulations of the SEC to be filed as an exhibit to the Company SEC Documents;

             (ii)  any Company Contract (A) relating to the employment of, or the performance of services by, any Company Employee or former employee, director or contractor that requires current payments of base salary in excess of $200,000 on an annual basis to any Person, (B) the terms of which currently obligate or may in the future obligate the Company to make any severance, termination or similar payment to any Company Employee or former employee, director or contractor or (C) pursuant to which the Company is currently obligated to make any bonus payment in excess of $50,000 to any Company Employee or former employee, director or contractor;

            (iii)  any Company Contract relating to the acquisition, transfer, development, distribution, resale, licensing or sharing of any Intellectual Property Rights owned by a third party that are used in the development of the Company Products, incorporated into the Company Products, or distributed by the Company in conjunction with the Company Products, or any Intellectual Property Rights material to the conduct of the business of the Company or its Subsidiary as currently conducted consistent with past practice, but in each case excepting (Y) any Intellectual Property Rights that are (i) licensed to the Company under any third-party software license generally available to the public, (ii) assigned to the Company from an employee, agent, consultant, or independent contractor in the ordinary course of business consistent with past practice, or (iii) provided to the Company pursuant to a non-disclosure or similar agreement entered into by the Company in the ordinary course of business consistent with past practice; and (Z) any Intellectual Property Rights that are (i) licensed by the Company to any Person as an end user customer pursuant to the Company's then current standard form of end-user licenses on a non-exclusive basis granted in the ordinary course of business consistent with past practice, (ii) licensed from the Company to an employee, agent, consultant, or independent contractor in the ordinary course of business consistent with past practice solely for purposes of performing services for or on behalf of the Company, or (iii) provided from the Company to a third Person pursuant to a non-disclosure or similar agreement entered into in the ordinary course of business consistent with past practice;

            (iv)  any Company Contract (A) relating to the acquisition, issuance, voting, registration, sale, or transfer of any securities, (B) providing any Person with any preemptive right, right of participation, right of maintenance, or any similar right with respect to any securities, or (C) providing the Company or any of its Subsidiaries with any right of first refusal with respect to, or right to repurchase or redeem, any securities, except for Contracts evidencing Company Stock Options and Company RSUs;

             (v)  any Company Contract which generated more than $250,000 in revenues for the Company or any of its Subsidiaries in the fiscal year ending December 31, 2011;

            (vi)  any Company Contract that by its terms involves the payment or delivery of cash or other consideration in an amount or having a value in excess of $250,000 in any individual fiscal year which is not terminable without material penalty by the Company on less than 90 days' notice; and

           (vii)  any Company Contract evidencing, governing, or relating to indebtedness for borrowed money or creating any guaranty or suretyship obligation of the Company or any of its Subsidiaries not entered into in the ordinary course of business;

          (viii)  any Company Contract to which any director, officer, or Affiliate of the Company or any of its Subsidiaries are parties or beneficiaries and that involve more than $50,000, except for the Company Option Plans, the Company Stock Options, the Company RSUs, the Company Employee Agreements and the Company Employee Plans;

            (ix)  any Company Contract constituting, incorporating, or relating to any warranty, indemnity, or similar obligation, except for warranties, indemnities or similar obligations substantially identical to those in the standard forms of end-user licenses previously delivered by the Company to Parent;

             (x)  any Company Contract which provides for indemnification of any officer, director or employee;

            (xi)  any Company Contract relating to any currency, interest rate, or other hedging activity;

           (xii)  any Company Contract containing "standstill" or similar provisions;

          (xiii)  any Company Contract to which any Governmental Body is a party;

          (xiv)  any Company Contract that in any way purports to restrict the business activity of the Company or any of its Subsidiaries or to limit the freedom of the Company or any of its Subsidiaries to engage in any line of business or to compete with any Person or in any geographic area or to hire or retain any Person;

           (xv)  any Company Contract requiring that the Company or any of its Subsidiaries give any notice or provide any information to any Person prior to considering or accepting any Acquisition Proposal or similar proposal, or prior to entering into any discussions, agreement, arrangement, or understanding relating to any Acquisition Transaction or similar transaction; and

          (xvi)  any Company Contract, if a breach or termination of such Contract would reasonably be expected to have a Company Material Adverse Effect.

          (b)   Each Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms, subject to (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of Law governing specific performance, injunctive relief and other equitable remedies.

          (c)   (i) The Company has not violated or breached, or committed any default under, any Material Contract, (ii) to the Company's Knowledge, no other Person has violated or breached, or committed any default under, any Material Contract, and (iii) neither the Company nor any of its Subsidiaries has received any written notice or other communication regarding any actual or possible material violation or breach of, or default under, any Material Contract.

          (d)   To the Company's Knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to (i) result in a material violation or breach of any provision of any Material Contract, (ii) give any Person the right to declare a default or exercise any remedy under any Material Contract, (iii) give any person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Material Contract, (iv) give any Person the right to accelerate the maturity or performance of any Material Contract, (v) result in the disclosure, release, or delivery of any Company source code, or (vi) give any Person the right to cancel, terminate or modify any Material Contract.

          (e)   Part 3.10(e) of the Company Disclosure Schedule lists all Material Contracts as of the Agreement Date. The Company has made available to Parent each Material Contract (including all amendments thereto).

        3.11    Liabilities.    The Company has no accrued, contingent or other liabilities of any nature, either matured or unmatured, in each case which are required to be reflected in financial statements prepared in accordance with GAAP, except for (a) liabilities identified as such in the "liabilities" column of the Company Balance Sheet, (b) normal and recurring liabilities that have been incurred by the Company since the Company Balance Sheet Date in the ordinary course of business and consistent with past practices that, individually or in the aggregate, have not had, or would not reasonably be expected to have, a Company Material Adverse Effect, (c) liabilities for performance of obligations under Company Contracts, to the extent such liabilities are readily ascertainable from the copies of such Company Contracts made available to Parent prior to the Agreement Date and (d) liabilities and obligations under this Agreement.

        3.12    Compliance with Law.    To the Company's Knowledge, the Company and its Subsidiaries are, and at all times since January 1, 2010 have been, in compliance in all material respects with all applicable Laws. Since January 1, 2010, neither the Company nor any of its Subsidiaries has received any written notice or other communication from any Governmental Body regarding any actual, alleged, possible or potential violation of, or failure to comply with, any Law, or obligation on the part of the Company or its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

        3.13    Compliance with U.S. Foreign Corrupt Practices Act, U.K. Bribery Act, and Other Applicable Anti-Corruption Laws.

          (a)   Certain definitions for this Section 3.13 only:

              (i)  "Government Official" means an employee or official of any Governmental Body and any candidate for public office.

             (ii)  "Anti-Corruption Law" means:

              (A)  the United States Foreign Corrupt Practices Act of 1977 as amended;

              (B)  the United Kingdom Bribery Act 2010;

              (C)  the United Nations Convention against Corruption;

              (D)  the Organization For Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and related implementing legislation; and

              (E)  any anti-bribery or anti-corruption related provisions in criminal and anti-competition laws and/or or anti-bribery or anti-corruption laws of the jurisdiction in which the Company operates.

          (b)   The Company, its Subsidiaries, all Company Employees, and, to the Knowledge of the Company, all Affiliates, agents and representatives thereof have conducted their businesses for or in respect of the Company or any of its Subsidiaries in all material respects in compliance with all applicable Anti-Corruption Laws. In particular:

              (i)  Neither the Company nor any of its Subsidiaries, nor any Company Employee, nor, to the Knowledge of the Company, any agent or representative acting on behalf of the Company or any of its Subsidiaries, has directly or indirectly, paid, offered, given, promised to pay, or authorized the payment of any money, commission, reward, gift, hospitality, inducement (including any facilitation payments) or anything else of value to:

              (A)  any Government Official;

              (B)  any Person acting for or on behalf of any Government Official;

              (C)  any other Person at the suggestion, request, direction of, or for the benefit of any Government Official; or

              (D)  any Person, company, partnership or other legal entity;

    in each case, for the purpose of improperly obtaining, retaining or directing business or to secure or obtain any improper business advantage for the Company or its Subsidiaries, or to seek to induce a Person to perform improperly any function which is of a public nature, connected with the business, undertaken in the course of a person's employment, or a function by or on behalf of a body of persons, in each case for or in respect of the Company or any of its Subsidiaries.

             (ii)  Neither the Company nor any of its Subsidiaries, nor any Company Employee, nor, to the Knowledge of the Company, any agent or representative acting on behalf of the Company or any of its Subsidiaries, has directly or indirectly, accepted or requested the payment of any money, commission, reward, gift, hospitality, inducement, or anything else of value from any Person, company, partnership or other legal entity to seek to induce a Person to perform improperly any function which is of a public nature, connected with the business, undertaken in the course of a person's employment, or a function by or on behalf of a body of persons or for the purpose of awarding, giving, maintaining or directing business or to secure or obtain any improper business advantage, in each case for or in respect of the Company or any of its Subsidiaries.

            (iii)  The Company and its Subsidiaries have instituted and maintained reasonably adequate and appropriate policies, procedures and controls designed to ensure, and which are reasonably expected to continue to ensure, continued compliance by the Company, its Subsidiaries and Company Employees with all applicable Anti-Corruption Laws.

          (c)   No Company Employee (i) is a Government Official, and (ii) is an Affiliate of any Government Official.

          (d)   The assets of the Company have not been, and are not, derived or obtained from or co-mingled with the proceeds of any activities that are prohibited by any Anti-Corruption Laws.

        3.14    Governmental Authorizations.    The Company and its Subsidiaries hold all Governmental Authorizations necessary to enable the Company and its Subsidiaries to conduct their respective businesses in the manner in which such businesses are currently being conducted. All such Governmental Authorizations are valid and in full force and effect. To the Company's Knowledge, the Company and its Subsidiaries are, and at all times since January 1, 2010 have been, in compliance in all material respects with the terms and requirements of such Governmental Authorizations. Since January 1, 2010, neither the Company nor any of its Subsidiaries have received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

        3.15    Tax Matters.

          (a)   Each of the Tax Returns required to be filed by or on behalf of the Company and its Subsidiaries with any Governmental Body on or before the Closing Date (the "Company Returns") (i) has been or will be filed on or before the applicable due date (including any extensions of such due date) and (ii) has been, or will be when filed, prepared in compliance with all applicable Laws. All Taxes due and payable by the Company and its Subsidiaries on or before the Closing Date have been or will be paid on or before the Closing Date. The Company has made available to Parent, complete and correct copies of all Company Returns, and any amendments thereto, filed by or on behalf of, or which include, the Company or any of its Subsidiaries.

          (b)   The Company Balance Sheet fully accrues all actual and contingent liabilities for Taxes with respect to all periods through the Agreement Date in accordance with GAAP, except for liabilities for Taxes incurred since the Company Balance Sheet Date in the ordinary course of the business of the Company and its Subsidiaries.

          (c)   No Company Return has ever been examined or audited by any Governmental Body. No extension or waiver of the limitation period applicable to any of the Company Returns has been granted (by the Company or any other Person), and no such extension or waiver has been requested from the Company. No power of attorney has been granted by the Company or its Subsidiaries concerning any Taxes or Tax Return.

          (d)   No claim or Legal Proceeding is pending or, to the Company's Knowledge, has been threatened against or with respect to the Company or any of its Subsidiaries in respect of any Tax.

          (e)   There are no liens for Taxes upon any of the assets of the Company or its Subsidiaries except liens for current Taxes not yet due and payable.

          (f)    Neither the Company nor any of its Subsidiaries has been, and the Company and its Subsidiaries will not be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign tax Laws as a result of transactions or events occurring prior to the Closing.

          (g)   There is no Company Contract relating to allocating or sharing of Taxes. Neither the Company nor any of its Subsidiaries is (i) liable for Taxes of any other Person, or is currently under any contractual obligation to indemnify any Person (other than the Company and its Subsidiaries) with respect to any portion of such Person's Taxes, or (ii) a party to or bound by any Contract providing for payments by the Company or any of its Subsidiaries with respect to any amount of Taxes of any other Person (other than the Company and its Subsidiaries).

          (h)   Neither the Company nor any of its Subsidiaries has participated, or is currently participating, in a "Listed Transaction" or a "Reportable Transaction" within the meaning of Treasury Regulation Section 1.6011-4(b)(2) or in a similar transaction under any corresponding or similar Law.

          (i)    Neither the Company nor any of its Subsidiaries has received or been the subject of a Tax ruling or similar administrative procedure or a request for Tax ruling or similar administrative procedure. Neither the Company nor any of its Subsidiaries has entered into a closing agreement with any Governmental Body.

          (j)    No election under Section 338 of the Code has been made by or with respect to the Company or any of its Subsidiaries.

          (k)   Part 3.15(k) of the Company Disclosure Schedule lists each person (whether U.S. or foreign) who the Company reasonably believes is, with respect to the Company or any Subsidiary a "disqualified individual" (within the meaning of Section 280G of the Code and the regulations promulgated thereunder). Part 3.15(k) of the Company Disclosure Schedule sets forth the name of each disqualified individual who is subject to any agreement, plan or arrangement which will, or could reasonably be expected to, as a result of the transactions contemplated hereunder (whether alone or upon the occurrence of any additional or subsequent events), give rise directly or indirectly to the payment of any amount that could reasonably be expected to be non-deductible under Section 162(m) of the Code or characterized as an excess "parachute payment" within the meaning of Section 280G of the Code and a reasonable estimate of such amounts. There is no agreement, plan, arrangement or other contract which provides for the gross-up of any taxes imposed on an individual as a result of Section 4999 of the Code.

          (l)    Part 3.15(l) to the Company Disclosure Schedule lists all "nonqualified deferred compensation plans" (within the meaning of Section 409A of the Code) to which the Company or any Subsidiary is a party. Each such nonqualified deferred compensation plan to which the Company is a party complies with the requirements of paragraphs (2), (3) and (4) of Section 409A(a) by its terms and has been operated in accordance with such requirements. The Company has identified each and communicated to Parent each person who is a "specified employee" (as such term is defined in Section 409A of the Code). All options granted by the Company were granted with an exercise price at least equal to the fair market value of the Company's Common Stock (as determined pursuant to the applicable provisions of Section 409A and 422 of the Code and the Regulations promulgated thereunder) on the date such options were granted or re-priced, and neither the Company nor Parent has incurred or will incur any liability or obligation to withhold taxes under Section 409A of the Code upon the vesting of any Company Options or Company RSUs. In addition, there is no agreement, plan, arrangement or other contract which provides for the gross-up of any taxes imposed on an individual as a result of Section 409A of the Code.

          (m)  Neither the Company nor any of its Subsidiaries has any material deferred or unearned income that will be reportable in a taxable period beginning after the Closing that is attributable to a transaction that occurred prior to the Closing, including but not limited to, (i) installment sale or open transaction disposition made on or prior to the Closing Date, or (ii) prepaid amount received on or prior to the Closing Date.

          (n)   The Company and its Subsidiaries are in compliance with applicable transfer pricing principles and transfer pricing documentation requirements under Section 482 of the Code and any comparable provisions of state, local or foreign law.

          (o)   The Company and each of its Subsidiaries have complied with applicable Laws relating to the payment and withholding of Taxes (including withholding and reporting requirements under the Code or Code Sections 1441 through 1464, 3401 through 3406, 6041 and 6049 and similar provisions under any other applicable state, local or foreign Law) and have, within the times and in the manner prescribed by Law, withheld from employee wages and paid over to proper Governmental Bodies all amounts required to be so withheld and paid.

          (p)   No claim has ever been made by a Governmental Body in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that such Entity is or may be subject to taxation by that jurisdiction.

          (q)   Neither the Company nor any of its Subsidiaries (i) has been a member of an "affiliated group" within the meaning of Code Section 1504(a) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (ii) has any liability for the Taxes of any Person (other than the Company and its Subsidiaries) under U.S. Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by Contract, or otherwise.

          (r)   Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Sections 355 or 361.

          (s)   The Company does not have and has not had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country.

          (t)    No Company Tax Returns contain any position which is or would be subject to penalties under Section 6662 of the Code (or any corresponding provision of state, local or foreign Tax law).

        3.16    Employee and Labor Matters; Benefit Plans.

          (a)   The Company and its Subsidiaries are in material compliance with all applicable Laws respecting employment, discrimination in employment, terms and conditions of employment, worker classification (including the proper classification employees as exempt or nonexempt and workers as independent contractors), wages, hours and occupational safety and health and employment practices, leaves of absences, reasonable accommodation for employees with disabilities and has not engaged in any unfair labor practice. The Company has withheld all amounts required by Law or by agreement to be withheld from the wages, salaries, and other payments to employees; and is not liable for any arrears of wages, compensation, Tax, penalties or other sums for failure to comply with any of the foregoing. Except with respect to any current payroll period and the most-recent payroll period, the Company has paid in full to all employees, independent contractors and consultants all wages, salaries, commissions, bonuses, benefits and other compensation that was required to already be paid to or on behalf of such employee, independent contractor or consultant. The Company is not liable for any material payment to any trust or other fund or to any Governmental Body, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistently with past practice). There are no pending claims against the Company under any workers compensation plan or policy or for long term disability. Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Body relating to employees or employment practices. There are no Legal Proceedings, claims, controversies, investigations, audits or suits pending or, to the Knowledge of the Company, threatened against Company by any of its employees, former employees or contractors, or any Governmental Body that would reasonably be expected to result in a material liability.

          (b)   Neither the Company, nor any of its Subsidiaries is party to or bound by any collective bargaining agreement or other labor union Contract, no collective bargaining agreement is being negotiated by the Company or any of its Subsidiaries and neither the Company nor any of its Subsidiaries have any duty to bargain with any labor organization. There is no pending demand for recognition or any other request or demand from a labor organization for representative status with respect to any Person employed by the Company. Neither the Company nor any of its Subsidiaries have Knowledge of any activities or proceedings of any labor union or to organize their respective employees. There is no labor dispute, strike or work stoppage against the Company or its Subsidiaries pending or, to the Knowledge of the Company, threatened which may interfere with the respective business activities of the Company. The Company has not committed any unfair labor practice in connection with the operation of the respective businesses of the Company that would reasonably be expected to result in a material Company liability, and there is no charge or complaint or Legal Proceeding against the Company by the National Labor Relations Board or any comparable Governmental Body pending or to the Knowledge of the Company, threatened that would reasonably be expected to result in a material Company liability.

          (c)   To the Knowledge of the Company, no employee of the Company is in violation of any term of any employment agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company because of the nature of the business conducted or presently proposed to be conducted by the Company or to the use of trade secrets or proprietary information of others. Except as set forth on Part 3.16(c) of the Company Disclosure Schedule, as of the date hereof, no employee of the Company has given notice to the Company, nor does the Company otherwise have Knowledge as of the date hereof, that any such employee intends to terminate his or her employment with the Company.

          (d)   The Company is in compliance in all material respects with the Immigration Reform and Control Act. Part 3.16(d) of the Company Disclosure Schedule lists all employees of the Company in the United States who are not citizens or permanent residents of the United States, and indicates immigration status and the date work authorization is scheduled to expire. All other persons employed by the Company in the United States are citizens or permanent residents. Part 3.16(d) of the Company Disclosure Schedule lists all expatriate Contracts that the Company has in effect with any employee and all employment Contracts and independent contractor arrangements covering any individuals providing services outside the country in which they are nationals in each such case, to the extent providing for annual remuneration in excess of $150,000.

          (e)   The Company is in compliance in all material respects with the Worker Adjustment Retraining Notification Act of 1988, as amended ("WARN Act"), or any similar state or local law. In the past two years, (i) the Company has not effectuated a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business, (ii) there has not occurred a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of the Company and (iii) the Company has not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar Law with respect to which the Company has any material, outstanding liability.

          (f)    Any Person who has performed services for the Company while classified as independent contractors has satisfied the requirements of Law to be so classified, and the Company has fully and accurately reported their compensation on IRS Forms 1099 or other applicable Tax forms for independent contractors when required to do so.

          (g)   Part 3.16(g) of the Company Disclosure Schedule sets forth an accurate and complete list of all material Company Employee Plans.

          (h)   With respect to each material Company Employee Plan, Company has made available or caused to be made available to Parent a true and complete copy of each Company Employee Plan, any amendments thereto (or if the Company Employee Plan is not written, a description thereof), any related trust or other funding vehicle, any reports or summaries required under ERISA and the most recent determination letter received from the Internal Revenue Service with respect to each Company Qualified Plan. "Company Qualified Plan" means any Company Employee Plan that is intended to be qualified under Section 401(a) of the Code.

          (i)    To the Company's Knowledge and except as would not reasonably be expected to result in a material Company liability, each Company Employee Plan materially complies in form and has been maintained and operated in material accordance with the requirements of all applicable laws, including ERISA and the Code, and each Company Employee Plan has been maintained and operated in material accordance with its terms.

          (j)    Neither the Company nor any ERISA Affiliate of the Company or its Subsidiaries contributes to or has an obligation to contribute to or has contributed to a multiemployer pension plan (as defined in Section 3(37) of ERISA) for the benefit of any active or former employee of the Company or its Subsidiaries.

          (k)   No Company Employee Plan is a multiple employer welfare arrangement within the meaning of Section 3(41) of ERISA.

          (l)    Neither the Company nor its Subsidiaries have, and, following the Closing Date, Parent will not have, any liability (actual or contingent) with respect to any Employee Plan established, maintained, or sponsored by any ERISA Affiliate of the Company or its Subsidiaries, or to which any ERISA Affiliate of the Company or its Subsidiaries has contributed or is required to contribute, or into which any ERISA Affiliate of the Company or its Subsidiaries has entered that is not a Company Employee Plan.

          (m)  Except as provided on Part 3.16(m) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, officer or consultant of the Company or its Subsidiaries or any ERISA Affiliate of the Company or its Subsidiaries to severance pay, unemployment compensation or any other payment or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, officer or consultant.

          (n)   Except as provided on Part 3.16(n) of the Company Disclosure Schedule, no Company Employee Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or its Subsidiaries for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law, (ii) death benefits under any "pension plan" or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary).

          (o)   There are no pending or threatened material claims by or on behalf of any Company Employee Plan, by any employee or beneficiary covered under any such Company Employee Plan (other than routine claims for benefits).

          (p)   Neither the Company nor Company Affiliate of the Company or its Subsidiaries has, within the past six (6) years, ever maintained, established, sponsored, participated in, or contributed to, any Company Employee Plan subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

          (q)   With respect to each Company Employee Plan or other program providing compensation or benefits to any employee or former employee of the Company or any of its Subsidiaries (or any dependent thereof) which is subject to the laws of any jurisdiction outside of the United States (the "Foreign Plans"): (i) such Foreign Plan has been maintained in all material respects in accordance with all applicable requirements and all applicable laws, (ii) if intended to qualify for special tax treatment, such Foreign Plan meets all requirements for such treatment, (iii) if intended or required to be funded and/or book-reserved, such Foreign Plan is fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions, and (iv) no material liability exists or reasonably could be imposed upon the assets of the Company or any of its Subsidiaries by reason of such Foreign Plan.

          (r)   Neither the Company nor any Company Affiliate of the Company or its Subsidiaries has ever maintained, established, sponsored, participated in or contributed to any self-insured plan that provides benefits to employees (including any such plan pursuant to which a stop-loss policy or contract applies).

        3.17    Real Property; Leasehold.    Neither the Company nor any of its Subsidiaries owns any real property or any interest in any real property, except for the leaseholds created under the real property leases identified in Part 3.17 of the Company Disclosure Schedule.

        3.18    Insurance.    All insurance policies covering the Company and its Subsidiaries are in full force and effect. To the Company's Knowledge, no misrepresentations were made in connection with the applications for such policies, all premiums due thereon have been paid, and the Company and its Subsidiaries have complied in all material respects with the provisions of such policies. Since January 1, 2010, the Company has not received any notice or other communication regarding any actual or possible (a) cancellation, invalidation or nonrenewal of any insurance policy, (b) refusal or denial of any material coverage, reservation of rights or rejection of any material claim under any insurance policy or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy. All information provided to insurance carriers (in applications and otherwise) on behalf of the Company is accurate and complete to the extent that the failure of such information to be accurate and complete would entitle the applicable insurance carrier to cancel the insurance policy procured on the basis of or in reliance on such information, reduce the scope of coverage under such policy, increase the premiums payable by the Company or otherwise take any action adverse to the Company in any material respect. The Company has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending or threatened in writing against the Company, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed the Company in writing of its intent to do so. Part 3.18 of the Company Disclosure Schedule provides a description of any claims pending and any claims that have been asserted, in each case in excess of $150,000, since January 1, 2010 with respect to such policies.

        3.19    Legal Proceedings; Orders.

          (a)   There is no pending Legal Proceeding and, to the Company's Knowledge, no Person has threatened to commence any Legal Proceeding (i) that involves the Company or any of its Subsidiaries or any of the assets owned or used by the Company or any of its Subsidiaries or (ii) that challenges, or that, if decided adversely to the Company or any of its Subsidiaries, would reasonably be expected to have the effect of, preventing, delaying, making illegal or otherwise interfering with, the Merger. To the Company's Knowledge, there is no pending Legal Proceeding, and no Person has threatened to commence any Legal Proceeding, that involves any Company Employee (in his or her capacity as such).

          (b)   There is no order, writ, injunction, judgment or decree to which the Company or any of its Subsidiaries, or any of the assets owned or used by the Company or any of its Subsidiaries, is subject. No officer or, to the Company's Knowledge, other key employee of the Company or any of its Subsidiaries is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company or any of its Subsidiaries.

        3.20    Vote Required.    The affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date for the Company Stockholders' Meeting and entitled to vote (the "Required Stockholder Vote") is the only vote of the holders of any class or series of the Company's capital stock that may be necessary in connection with the consummation of the Merger.

        3.21    Non-Contravention; Consents.

          (a)   Neither the execution, delivery or performance of this Agreement nor the consummation of the Merger or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

              (i)  contravene, conflict with or result in a violation of any of the provisions of (A) the Company Charter Documents or (B) any resolution adopted by the stockholders, the Company Board or any committee of the Company Board;

             (ii)  contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Merger, the Upstream Merger or to exercise any remedy or obtain any relief under, any Law or any order, writ, injunction, judgment or decree to which the Company or any of its Subsidiaries, or any material portion of the assets owned or used by the Company or any of its Subsidiaries, is subject (except, in each case, pursuant to (A) the HSR Act or any Antitrust Law or (B) existing rights of stockholders under the DGCL);

            (iii)  contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any material Governmental Authorization that is held by the Company or any of its Subsidiaries that otherwise relates to the business of the Company or any of its Subsidiaries or to any of the assets owned or used by the Company or any of its Subsidiaries;

            (iv)  cause the Company or any of its Subsidiaries to become subject to, or to become liable for the payment of, any Tax;

             (v)  cause any of the real property owned by the Company or any of its Subsidiaries to be reassessed or revalued by any Governmental Body;

            (vi)  contravene, conflict with or result in a violation or breach of any provision of, result in the loss of any benefit or the imposition of any additional payment or other liability under, or result in a default under, any provision of any Material Contract, or give any Person the right to (A) declare a default or exercise any remedy under any Material Contract, (B) a rebate, chargeback, penalty or change in delivery schedule under any Material Contract, (C) accelerate the maturity or performance of any Material Contract, or (D) cancel, terminate, redeem or modify any term of any Material Contract, exercise any change in control or similar put rights with respect to, or to require a greater rate of interest on, any debt obligations of the Company, except in each case where the contravention of, conflict with, or violation or breach of any such provision, loss of any benefit, or imposition of any payment or liability or default, or the giving to any Person of such rights, would not, individually or in the aggregate, have a Company Material Adverse Effect; or

           (vii)  result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by the Company or any of its Subsidiaries (except for Permitted Encumbrances).

          (b)   Except as may be required by the Exchange Act, the DGCL, the HSR Act and the Antitrust Laws identified in Part 3.21(b) of the Company Disclosure Schedule, the Company is not required to make any filing with, give any notice to or obtain any Consent from any Person in connection with (i) the execution, delivery or performance of this Agreement or (ii) the consummation of the Merger or any of the other transactions contemplated by this Agreement, except in each case where the failure to make any filing, give any notice or obtain any Consent would not, individually or in the aggregate, have a Company Material Adverse Effect.

        3.22    Interests of Officers and Directors.    Since January 1, 2010, none of the current officers or directors of the Company or any of its Subsidiaries or any of their respective Affiliates (other than the Company and its Subsidiaries) has any interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of the Company and its Subsidiaries, or in any supplier, distributor, or customer of the Company and its Subsidiaries, or any other relationship, Contract or understanding with the Company and its Subsidiaries, except as disclosed in the Company SEC Documents filed prior to the date hereof and except for the normal rights of a stockholder and rights under the Company Option Plans, the Company Stock Options, the Company RSUs, the Company Employee Agreements and the Company Employee Plans.

        3.23    Fairness Opinion.    The Company Board has received the opinion of Covert & Co., LLC to the effect that, as of the date of such opinion and subject to the limitations, qualifications and assumptions set forth therein, the Merger Consideration to be received by the Company stockholders is fair, from a financial point of view, to the holders of shares of Company Common Stock. A written copy of such opinion will promptly be made available to Parent, solely for informational purposes, following receipt thereof by the Company. It being agreed and understood that such opinion is for the benefit of the Company Board and may not be relied on by Parent, Merger Sub, Merger LLC or any other Person.

        3.24    Financial Advisor.    Except for Covert & Co., LLC, no broker, finder or investment banker is entitled to any brokerage, finder's, opinion, success, transaction fee or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by the Company. The Company has made available to Parent all Contracts with Covert & Co., LLC pursuant to which Covert & Co., LLC would be entitled to any payment related to the Merger or the other transactions contemplated by this Agreement.

        3.25    Inapplicability of Anti-takeover Statutes.    The restrictions applicable to business combinations contained in Section 203 of the DGCL are not, and will not be, applicable to the execution, delivery and performance of this Agreement and to the consummation of the Merger. No other state takeover statute or similar Law applies or purports to apply to the Merger or this Agreement.

        3.26    Information Supplied.    None of the information supplied or to be supplied by or on behalf of the Company expressly for inclusion or incorporation by reference in (a) the Registration Statement, at the time such document is filed with the SEC and at the time such document becomes effective or at any time such document is amended or supplemented, contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Company Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent, Merger Sub or Merger LLC specifically for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement. The Proxy Statement will, at the time such document is filed with the SEC, comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder.

        3.27    No Other Company Representations or Warranties.    Except for the representations and warranties set forth in Article IV, the Company hereby acknowledges and agrees that (a) neither Parent nor any of its Subsidiaries, or any of their respective Affiliates or Representatives or any other Person, has made or is making any other express or implied representation or warranty with respect to Parent or any of its Subsidiaries or their respective business or operations, including with respect to any information provided or made available to the Company or any of its Affiliates or Representatives or any other Person and (b) neither Parent nor any of its Subsidiaries, or any of their respective Affiliates or Representatives or any other Person will have or be subject to any liability or indemnification obligation or other obligation of any kind or nature to the Company or any of its Affiliates or Representatives or any other Person, resulting from the delivery, dissemination or any other distribution to the Company or any of its Affiliates or Representatives or any other Person, or the use by the Company or any of its Affiliates or Representatives or any other Person, of any such information provided or made available to any of them by Parent or any of its Subsidiaries, or any of their respective Affiliates or Representatives or any other Person, including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to the Company or any of its Affiliates or Representatives or any other Person, in "data rooms," confidential information memoranda or management presentations in anticipation or contemplation of the Merger or any other transactions contemplated by this Agreement.

        3.28    Non-Reliance on Parent, Merger Sub and Merger LLC Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans.    In connection with the due diligence investigation of Parent, Merger Sub and Merger LLC by the Company and its Affiliates and Representatives, the Company and its Affiliates and Representatives have received and may continue to receive after the date hereof from Parent, Merger Sub and Merger LLC and their respective Affiliates and Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding Parent, Merger Sub and Merger LLC, their respective Subsidiaries and their respective business and operations. The Company hereby acknowledges and agrees that (a) there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which the Company is familiar and (b) the Company is taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans). Accordingly, the Company hereby acknowledges and agrees that none of Parent, Merger Sub and Merger LLC nor any of their respective Subsidiaries, nor any of their respective Affiliates or Representatives, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements or business plans).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT, MERGER SUB AND MERGER LLC

        Parent, Merger Sub and Merger LLC represent and warrant to the Company that the statements contained in this Article IV are true and correct, except as expressly set forth herein or in the Parent SEC Documents filed on or prior to the Agreement Date (excluding any disclosures set forth in any section of a filed Parent SEC Document entitled "Risk Factors" or "Forward-Looking Statements" or any other disclosures included in such filings to the extent that they are forward-looking in nature).

        4.1    Due Organization.

          (a)   Each of Parent, Merger Sub and Merger LLC is duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent, Merger Sub and Merger LLC has all necessary power and authority to (i) conduct its business in the manner in which its business is currently being conducted, (ii) own and use its assets in the manner in which its assets are currently owned and used and (iii) perform its obligations under all Contracts by which it is bound.

          (b)   Each of Parent, Merger Sub and Merger LLC is qualified to do business as a foreign entity, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification and where the failure to be so qualified would have a Parent Material Adverse Effect.

        4.2    Certificate of Incorporation; Bylaws; Charters and Codes of Conduct.    Parent has made available to the Company accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents, in each case as applicable, of Parent and Merger Sub and the certificate of formation, operating agreement and other charter and organizational documents of Merger LLC, including, in each case, all respective amendments thereto (collectively, the "Parent Charter Documents").

        4.3    Authority; Binding Nature of Agreement.    Each of Parent, Merger Sub and Merger LLC has all requisite corporate and organizational power and authority to enter into and to perform its obligations under this Agreement. The Board of Directors or equivalent governing body of each of Parent, Merger Sub and Merger LLC has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger and the Upstream Merger, are advisable and fair to, and in the best interests of, Parent, Merger Sub, Merger LLC and their respective stockholders and members and (ii) approved this Agreement and the transactions contemplated hereby, including the Merger and the Upstream Merger. No vote of the holders of Parent Common Stock is required to approve the issuance of shares of Parent Common Stock in connection with the Merger. The execution, delivery and performance of this Agreement and the consummation by Parent, Merger Sub and Merger LLC of the Merger and the Upstream Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate and organizational action on the part of Parent, Merger Sub and Merger LLC and, other than the adoption of this Agreement by Parent as the sole stockholder of Merger Sub and as the sole member of Merger LLC, no other corporate or organizational proceedings on the part of Parent, Merger Sub or Merger LLC are necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. This Agreement constitutes the valid and binding obligation of each of Parent, Merger Sub and Merger LLC, enforceable against each of Parent, Merger Sub and Merger LLC in accordance with its terms, subject to (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of Law governing specific performance, injunctive relief and other equitable remedies.

        4.4    Capitalization, etc.

          (a)   As of the Capitalization Date, the authorized capital stock of Parent consisted of 70,000,000 shares of Parent Common Stock, of which 16,500,050 shares were issued and outstanding (inclusive of 34,031 Parent Restricted Stock Awards and excluding 4,071,600 shares of Parent Common Stock held in the treasury of the Company); and 5,000,000 shares of preferred stock, par value $0.0001 per share, of Parent, of which no shares were issued or outstanding. As of the Capitalization Date: (i) 4,071,600 shares of Parent Common Stock were held in the treasury of the Company, (ii) 2,640,548 shares of Parent Common Stock were subject to issuance pursuant to outstanding stock options granted under the Parent Option Plans (stock options granted by Parent pursuant to the Parent Option Plans or otherwise are referred to collectively herein as "Parent Options"), (iii) 512,192 shares of Parent Common Stock were subject to issuance pursuant to outstanding Parent restricted stock units issued pursuant to the Parent Option Plans (the "Parent RSUs") and (iv) 326,234 shares of Parent Common Stock were reserved for issuance pursuant to Parent's 2003 Employee Stock Purchase Plan and the 2003 Foreign Subsidiary Employee Stock Purchase Plan (collectively, the "Parent ESPP"). All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. There are no shares of Parent Common Stock held by any of Parent's Subsidiaries. None of the outstanding shares of Parent Common Stock are entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right or subject to any right of first refusal in favor of Parent and there is no Parent Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Parent Common Stock. Parent is not under any obligation or bound by any Contract pursuant to which it may become obligated to repurchase, redeem or otherwise acquire any outstanding shares of Parent Common Stock.

          (b)   Except as set forth in Section 4.4(a) above and except for rights under the Parent ESPP to purchase shares of Parent Common Stock, as of the Agreement Date, there is no (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Parent, (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Parent or (iii) rights agreement, stockholder rights plan (or similar plan commonly referred to as a "poison pill") or Contract under which Parent is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

          (c)   All outstanding shares of Parent Common Stock, Parent Options and other securities of Parent have been issued and granted in compliance with (i) all applicable securities Laws and other applicable Laws and (ii) all requirements set forth in applicable Contracts. All outstanding Parent Options were granted with a per share exercise price no lower than the fair market value of one share of Parent Common Stock as of the grant date. All shares of Parent Common Stock subject to issuance pursuant to Parent Options and Parent RSUs will, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, be duly authorized, validly issued, fully paid, and nonassessable.

          (d)   The authorized capital stock of Merger Sub consists solely of 1,000 shares of Merger Sub Common Stock. As of the Agreement Date, there are 1,000 shares of Merger Sub Common Stock issued and outstanding. All of the shares of capital stock of Merger Sub have been duly authorized and validly issued, are fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and are owned beneficially and of record by Parent or another wholly-owned Subsidiary of Parent, free and clear of any Encumbrances, other than restrictions on transfer imposed by applicable securities Laws. Merger Sub was formed solely for the purpose of effecting the Merger. Merger Sub has not and will not engage in any activities other than those contemplated by this Agreement and has, and will have as of immediately prior to the Effective Time, no liabilities other than those contemplated by this Agreement.

          (e)   As of the Agreement Date, all membership interests of Merger LLC are issued and outstanding. All of the membership interests of Merger LLC have been duly authorized and validly issued, are fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and are owned beneficially and of record by Parent, free and clear of any Encumbrances, other than restrictions on transfer imposed by applicable securities Laws. Merger LLC was formed solely for the purpose of effecting the Upstream Merger. Merger LLC has not and will not engage in any activities other than those contemplated by this Agreement and has, and will have as of immediately prior to the Effective Time, no liabilities other than those contemplated by this Agreement.

        4.5    SEC Filings; Financial Statements.

          (a)   Since January 1, 2010, Parent has filed or furnished on a timely basis all forms, reports, schedules, statements, certifications (including all exhibits, amendments and supplements thereto) and all other information incorporated therein and other documents with the SEC that have been required to be filed or furnished, respectively, by it under applicable Laws prior to the date hereof. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the Agreement Date, then on the date of such filing) (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The certifications and statements required by Rule 13a-14 of the Exchange Act, and Section 906 of the Sarbanes-Oxley Act relating to the Parent SEC Documents are accurate and complete, and complied as to form and content with all applicable Laws as of the date of such filing (or, if amended or superseded by a filing prior to the Agreement Date, then on the date of such filing).

          (b)   The financial statements (including any related notes) contained in the Parent SEC Documents (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto, (ii) were prepared in accordance with GAAP throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q or Form 8-K of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material in amount) and (iii) fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Parent and its consolidated Subsidiaries for the periods covered thereby. For purposes of this Agreement, "Parent Balance Sheet" means that consolidated balance sheet of Parent and its consolidated Subsidiaries as of December 31, 2011 set forth in Parent's Annual Report on Form 10-K filed with the SEC and the "Parent Balance Sheet Date" means December 31, 2011. No financial statements of any Person other than Parent and the Subsidiaries of Parent included in the consolidated financial statements of Parent are required by GAAP to be included in the consolidated financial statements of Parent. The books and records of Parent and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

          (c)   Parent maintains, and at all times since January 1, 2010 has maintained, disclosure controls and procedures that satisfy the requirements of Rule 13a-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that all material information concerning Parent is made known on a timely basis to the individuals responsible for the preparation of Parent's filings with the SEC. Parent is in material compliance with all current listing and corporate governance requirements of the NASDAQ Global Select Market.

          (d)   Parent maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) material information required to be disclosed by Parent in the reports it files or submits under the Exchange Act is, in all material respects, made known to the chief executive officer and the chief financial officer of Parent and that transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Parent has made available to the Company at the Company's request accurate and complete copies of all written descriptions of, and all policies, manuals and other documents promulgating, such internal accounting controls. Parent's management has completed an assessment of the effectiveness of Parent's system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2011 and such assessment concluded that such controls were effective and Parent's independent registered accountant has issued (and not subsequently withdrawn or qualified) an attestation report concluding that Parent maintained in all material respects effective internal control over financial reporting as of December 31, 2011. Neither Parent nor Parent's independent registered accountant has identified: (i) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by Parent, (ii) any illegal act or fraud, whether or not material, that involves Parent's management or other employees or (iii) any reasonably credible claim or allegation regarding any of the foregoing.

          (e)   Parent is not a party to nor does it have any obligation or other commitment to become a party to any securitization transactions or "off-balance sheet arrangements" (as defined in Item 303(c) of Regulation S-K under the Exchange Act).

          (f)    As of the Agreement Date, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to Parent SEC Documents. To the Knowledge of Parent, none of Parent SEC Documents is the subject of ongoing SEC review and there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, in each case regarding any accounting practices of Parent.

          (g)   The records, systems, controls, data and information of Parent are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Parent or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the system of internal accounting controls described in Section 4.5(c) and (d).

          (h)   Since January 1, 2007, (i) Parent has not, and to the Knowledge of Parent, no director, officer, employee, auditor, accountant or representative of Parent has, received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or its internal accounting controls, including any material complaint, allegation, assertion or claim that Parent has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Parent, whether or not employed by Parent, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to Parent Board or any committee thereof or to any director or officer of Parent.

        4.6    Absence of Changes.    Between the Parent Balance Sheet Date and the Agreement Date:

          (a)   Parent has operated its business in the ordinary course and consistent with past practices;

          (b)   there has not been any Parent Material Adverse Effect;

          (c)   Parent has not (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, other than distributions of Parent Common Stock issued upon the exercise of Parent Options, the vesting of Parent RSUs or pursuant to the Parent ESPP or other Parent equity awards or (ii) acquired, redeemed or otherwise reacquired any shares of its capital stock or other securities;

          (d)   Parent has not materially changed any of its methods of accounting or accounting practices, except as required by concurrent changes in GAAP or SEC rules and regulations;

          (e)   Parent has not made any material Tax election; and

          (f)    neither Parent nor, if applicable, any of its Subsidiaries, has agreed or committed to take any of the actions referred to in clauses (c) through (h) above.

        4.7    Liabilities.    Parent has no accrued, contingent or other liabilities of any nature, either matured or unmatured, in each case which are required to be reflected in financial statements prepared in accordance with GAAP, except for (a) liabilities identified as such in the "liabilities" column of the Parent Balance Sheet, (b) normal and recurring liabilities that have been incurred by Parent since the Parent Balance Sheet Date in the ordinary course of business and consistent with past practices that, individually or in the aggregate, have not had, or would not reasonably be expected to have, a Parent Material Adverse Effect, (c) liabilities for performance of obligations under Parent Contracts, to the extent such liabilities are readily ascertainable from the copies of such Parent Contracts made available to Parent prior to the Agreement Date and (d) liabilities and obligations under this Agreement.

        4.8    Compliance with Law.    To Parent's Knowledge, Parent and its Subsidiaries are, and at all times since January 1, 2010 have been, in compliance in all material respects with all applicable Laws. Since January 1, 2010, neither Parent nor any of its Subsidiaries have received any written notice or other communication from any Governmental Body regarding any actual, alleged, possible or potential violation of, or failure to comply with, any Law, or obligation on the part of Parent or its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, except for violations or failures to comply or obligations which would not be reasonably likely to have a Parent Material Adverse Effect.

        4.9    Governmental Authorizations.    Parent and its Subsidiaries hold all Governmental Authorizations necessary to enable Parent and its Subsidiaries to conduct their respective businesses in the manner in which such businesses are currently being conducted. All such Governmental Authorizations are valid and in full force and effect. To Parent's Knowledge, Parent and its Subsidiaries are, and at all times since January 1, 2010 have been, in compliance in all material respects with the terms and requirements of such Governmental Authorizations. Since January 1, 2010, neither Parent nor any of its Subsidiaries have received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

        4.10    Legal Proceedings; Orders.

          (a)   There is no pending Legal Proceeding and, to Parent's Knowledge, no Person has threatened to commence any Legal Proceeding (i) that involves Parent or any of its Subsidiaries or any of the assets owned or used by Parent or any of its Subsidiaries or (ii) that challenges, or that, if decided adversely to Parent or any of its Subsidiaries, would reasonably be expected to have the effect of, preventing, delaying, making illegal or otherwise interfering with, the Merger. To Parent's Knowledge, there is no pending Legal Proceeding, and no Person has threatened to commence any Legal Proceeding, that involves any current employee, independent contractor, officer or director of Parent or any of its Subsidiaries (in his or her capacity as such).

          (b)   There is no order, writ, injunction, judgment or decree to which Parent or any of its Subsidiaries, or any of the assets owned or used by Parent or any of its Subsidiaries, is subject. No officer, or to Parent's Knowledge, other key employee of Parent or any of its Subsidiaries is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of Parent or any of its Subsidiaries.

        4.11    Non-Contravention; Consents.

          (a)   Neither the execution, delivery or performance of this Agreement nor the consummation of the Merger or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

              (i)  contravene, conflict with or result in a violation of any of the provisions of (A) the Parent Charter Documents or (B) any resolution adopted by the stockholders or members or the Board of Directors or equivalent governing body of each of Parent, Merger Sub or Merger LLC or any committee of the Board of Directors or equivalent governing body of each of Parent, Merger Sub or Merger LLC;

             (ii)  contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Merger, the Upstream Merger or to exercise any remedy or obtain any relief under, any Law or any order, writ, injunction, judgment or decree to which Parent or any of its Subsidiaries, or any material portion of the assets owned or used by Parent or any of its Subsidiaries, is subject (except, in each case, pursuant to (A) the HSR Act or any Antitrust Law or (B) existing rights of stockholders under the DGCL);

            (iii)  contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any material Governmental Authorization that is held by Parent or any of its Subsidiaries that otherwise relates to the business of Parent or any of its Subsidiaries or to any of the assets owned or used by Parent or any of its Subsidiaries;

            (iv)  contravene, conflict with or result in a violation or breach of any provision of, result in the loss of any benefit or the imposition of any additional payment or other liability under, or result in a default under, any provision of any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act) to which Parent or any of its Subsidiaries is a party or by which it or any of its respective properties or assets may be bound (each a "Parent Material Contract"), or give any Person the right to (A) declare a default or exercise any remedy under any Parent Material Contract, (B) a rebate, chargeback, penalty or change in delivery schedule under any Parent Material Contract, (C) accelerate the maturity or performance of any Parent Material Contract, or (D) cancel, terminate, redeem or modify any term of any Parent Material Contract, exercise any change in control or similar put rights with respect to or to require a greater rate of interest on, any debt obligations of Parent, except in each case where the contravention of, conflict with, or violation or breach of any such provision, loss of any benefit, or imposition of any payment or liability or default, or the giving to any Person of such rights, would not, individually or in the aggregate, have a Parent Material Adverse Effect; or

             (v)  result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by Parent or any of its Subsidiaries (except for Permitted Encumbrances).

          (b)   Except as may be required by the Exchange Act, the DGCL, the LLC Act and the HSR Act, Parent is not required to make any filing with, give any notice to or obtain any Consent from any Person in connection with (i) the execution, delivery or performance of this Agreement or (ii) the consummation of the Merger or any of the other transactions contemplated by this Agreement, except in each case where the failure to make any filing, give any notice or obtain any Consent would not, individually or in the aggregate, have a Parent Material Adverse Effect.

        4.12    Customer Contracts.    The form of license agreement and, as applicable, the amendments thereto, made available to the Company by Parent represents in all material respects the Contract used, in each case, by Parent with customers representing, in the aggregate, a material portion of the Parent and its Subsidiaries' gross revenues for the year ended December 31, 2011.

        4.13    Financing.    Parent will have available to it at the Effective Time sufficient funds to consummate the Merger, including payment in full for all shares of Company Common Stock outstanding at the Effective Time pursuant to the terms of this Agreement.

        4.14    Fairness Opinion.    The Board of Directors of Parent has received the opinion of Centerview Partners LLC (the "Parent Financial Advisor") to the effect that, as of the date of such opinion and subject to the limitations, qualifications and assumptions set forth therein, the Merger Consideration is fair to Parent from a financial point of view.

        4.15    Financial Advisor.    Except for the Parent Financial Advisor, no broker, finder or investment banker is entitled to any brokerage, finder's, opinion, success, transaction fee or other fee or commission in connection with the Merger, the Upstream Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by Parent, Merger Sub or Merger LLC.

        4.16    Ownership of Company Common Stock.    Neither Parent, Merger Sub nor Merger LLC is, nor at any time during the last three years has been, an "interested stockholder" of the Company as defined in Section 203 of the DGCL.

        4.17    Information Supplied.    None of the information supplied or to be supplied by or on behalf of Parent, Merger Sub or Merger LLC or any of their respective Subsidiaries expressly for inclusion or incorporation by reference in (a) the Registration Statement, at the time such document is filed with the SEC and at the time such document becomes effective or at any time such document is amended or supplemented contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Company Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent, Merger Sub or Merger LLC with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company specifically for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement. The Registration Statement will, at the time such document is filed with the SEC and at the time such document becomes effective, comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations promulgated by the SEC thereunder.

        4.18    No Other Company Representations or Warranties.    Except for the representations and warranties set forth in Article III, Parent, Merger Sub and Merger LLC hereby acknowledge and agree that (a) neither the Company nor any of its Subsidiaries, or any of their respective Affiliates or Representatives or any other Person, has made or is making any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business or operations, including with respect to any information provided or made available to Parent, Merger Sub, Merger LLC or any of their respective Affiliates or Representatives or any other Person and (b) neither the Company nor any of its Subsidiaries, or any of their respective Affiliates or Representatives or any other Person will have or be subject to any liability or indemnification obligation or other obligation of any kind or nature to Parent, Merger Sub, Merger LLC or any of their respective Affiliates or Representatives or any other Person, resulting from the delivery, dissemination or any other distribution to Parent, Merger Sub, Merger LLC or any of their respective Affiliates or Representatives or any other Person, or the use by Parent, Merger Sub, Merger LLC or any of their respective Affiliates or Representatives or any other Person, of any such information provided or made available to any of them by the Company or any of its Subsidiaries, or any of their respective Affiliates or Representatives or any other Person, including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to Parent, Merger Sub, Merger LLC or any of their respective Affiliates or Representatives or any other Person, in "data rooms," confidential information memoranda or management presentations in anticipation or contemplation of the Merger or any other transactions contemplated by this Agreement.

        4.19    Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans.    In connection with the due diligence investigation of the Company by Parent, Merger Sub, Merger LLC and their respective Affiliates and Representatives, Parent, Merger Sub and Merger LLC and their respective Affiliates and Representatives have received and may continue to receive after the date hereof from the Company and its Affiliates and Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company, its Subsidiaries and their respective business and operations. Parent, Merger Sub and Merger LLC hereby acknowledge and agree that (a) there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which Parent, Merger Sub and Merger LLC are familiar and (b) Parent, Merger Sub and Merger LLC are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans). Accordingly, Parent, Merger Sub and Merger LLC hereby acknowledge and agree that none of the Company nor any of its Subsidiaries, nor any of their respective Affiliates or Representatives, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements or business plans).

ARTICLE V

COVENANTS

        5.1    Operating Covenants of the Company and Certain Covenants of Parent.

          (a)    Operation of the Company's Business.

              (i)  Except (A) as expressly contemplated, required or permitted by this Agreement, (B) as required by applicable Law, or (C) as consented to in writing by Parent (which consent will not be unreasonably withheld, conditioned or delayed), from the Agreement Date until the Effective Time, the Company shall and shall cause each of its Subsidiaries to (a) ensure that it conducts its business (1) in the ordinary course and substantially in accordance with past practices and (2) in compliance with all applicable Laws and the requirements of all Material Contracts, (b) use commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its existing relations and goodwill with all suppliers, customers, landlords, licensors, licensees, distributors, creditors, employees, consultants and other Persons having business relationships with the Company, (c) maintain and keep material properties and assets in good repair and condition, (d) maintain in effect all material governmental permits pursuant to which such party or any of its Subsidiaries currently operates, and (e) keep in full force and effect (with the same scope and limits of coverage) all insurance policies in effect as of the Agreement Date covering all material assets of the Company and maintain insurance policies consistent with past practice.

             (ii)  Except (a) as expressly contemplated or required by this Agreement, (b) as required by applicable Law, (c) as set forth in Part 5.1(a)(ii) of the Company Disclosure Schedule, or

    (d) as consented to in writing by Parent (which consent will not be unreasonably withheld, conditioned or delayed), from the Agreement Date until the Effective Time, the Company shall not and shall not permit any of its Subsidiaries to:

              (A)  declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock; split, combine or reclassify any capital stock; or acquire, redeem, repurchase or otherwise reacquire any shares of capital stock or other securities, including any securities convertible into or exchangeable for any capital stock, other than pursuant to the Company's right to acquire restricted shares of Company Common Stock held by a Company Employee upon termination of such Company Employee's employment;

              (B)  sell, issue, grant or authorize the sale, issuance or grant of (x) any capital stock or other security, (y) any option, call, warrant or right to acquire any capital stock or other security or (z) any instrument convertible into or exchangeable for any capital stock or other security, except that (1) the Company may issue shares of Company Common Stock pursuant to the exercise of Company Options or the vesting of Company RSUs under the Company Option Plans, in each case, outstanding on the Agreement Date, and (2) the Company may adopt a shareholder rights plan in response to an Acquisition Proposal and issue rights to Company shareholders in connection therewith;

              (C)  amend or otherwise modify any of the terms of any outstanding Company Option, Company RSU or other security, except as required by applicable Laws or as contemplated by this Agreement;

              (D)  amend or permit the adoption of any amendment to the Company Charter Documents;

              (E)  enter into any Acquisition Transaction or acquire any Equity Interest or all or substantially all of the assets of any Person, or effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

              (F)  enter into any Contract that would (i) have been a Material Contract had it been entered prior to this Agreement, or (ii) explicitly impose any restriction on the right or ability of the Company or any of its Subsidiaries (u) to compete with any other Person, (v) to acquire any product or other asset or any services from any other Person, (w) to develop, sell, manufacture, license, market, assemble, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person, (x) to perform services for any other Person, (y) to transact business with any other Person or (z) to operate at any location in the world;

              (G)  make any capital expenditure other than (i) in the ordinary course of business, not to exceed $50,000 either individually or in the aggregate, or (ii) pursuant to the Company's capital expense budget delivered to Parent prior to the Agreement Date;

              (H)  other than in the ordinary course of business, amend, modify or terminate (other than expiration in accordance with its terms), or waive any material right or remedy under, any Material Contract, or waive, release or assign any material rights, claims or benefits of the Company or its Subsidiaries under any Material Contract;

              (I)   sell or otherwise dispose of, or lease or license, any right or other asset to any other Person (except in each case for assets (x) sold, leased, licensed or disposed of by the Company in the ordinary course of business or (y) that are not material to the business of the Company);

              (J)   abandon, let lapse or fail to take any action reasonably necessary to maintain the existence, validity, and enforceability of any Company Registered IP;

              (K)  make any pledge of any of its material assets or permit any of its material assets, or any of its cash equivalents or short-term investments, to become subject to any Encumbrances;

              (L)  lend money to any Person (other than advances to Company Employees in the ordinary course of business);

              (M) establish, adopt, enter into or amend any Company Employee Plan or Company Employee Agreement, including any At-Will Company Employee Agreement, pay any bonus or make any profit-sharing payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in stock, cash or other property) or remuneration payable to, any Company Employees (except that the Company may (w) provide routine annual cost of living, merit and promotion-related salary increases consistent with past practices to Company Employees in the ordinary course of business, (x) enter into At-Will Company Employee Agreements with newly-hired Company Employees (y) amend the Company Employee Plans to the extent required by applicable requirements of law and (z) make customary bonus and profit-sharing payments in accordance with written plans or arrangements existing on the Agreement Date);

              (N)  hire any employee at the level of vice president or above or with an annual base salary in excess of $150,000;

              (O)  other than as required by concurrent changes in GAAP or SEC rules and regulations, change any of its methods of accounting or accounting practices;

              (P)   make, change or amend any Tax election or return, or surrender any right to claim a material Tax refund, offset or reduction in Tax liability;

              (Q)  take any action, or fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to impede, the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code;

              (R)  commence any (i) Legal Proceeding related to the Company's Intellectual Property or Intellectual Property Rights or (ii) other Legal Proceeding, except (x) with respect to routine matters in the ordinary course of business, (y) in such cases where the Company reasonably determines in good faith that the failure to commence suit would result in a material impairment of a valuable aspect of its business or (z) in connection with a breach of this Agreement or related to the Merger;

              (S)   settle, or offer or propose to settle, (i) any Legal Proceeding, investigation, arbitration, proceeding or other claim involving or against the Company or any of its Subsidiaries related to the Company's Intellectual Property or Intellectual Property Rights or (ii) any other Legal Proceeding, investigation, arbitration, proceeding or other claim involving or against the Company or any of its Subsidiaries except (x) with respect to routine matters in the ordinary course of business not to exceed $50,000 individually, (y) in such cases where the Company reasonably determines in good faith that the failure to settle or offer or propose to settle would result in a material impairment of a valuable aspect of its business not to exceed $50,000 individually or (z) in connection with a breach of this Agreement or related to the Merger;

              (T)  implement any tax-structuring transactions, via (x) any restructuring of the capital structure of the Company or its Subsidiaries or (y) a transfer of material assets of the Company or its Subsidiaries (including intra and inter-Company); or

              (U)  authorize any of, or commit, resolve, propose or agree in writing or otherwise to take any of, the foregoing actions.

          (b)    Operation of Parent's Business.

              (i)  Except (A) as expressly contemplated, required or permitted by this Agreement, (B) required by applicable Law, or (C) as consented to in writing by the Company (which consent will not be unreasonably withheld, conditioned or delayed), from the Agreement Date until the Effective Time, Parent shall and shall cause each of its Subsidiaries to ensure that it conducts its business (x) in the ordinary course and substantially in accordance with past practices and (y) in material compliance with all applicable Laws.

             (ii)  Except (A) as expressly contemplated or required by this Agreement, (B) required by applicable Law, or (C) as consented to in writing by the Company (which consent will not be unreasonably withheld, conditioned or delayed), from the Agreement Date until the Effective Time, Parent shall not and shall not permit any of its Subsidiaries to:

              (A)  take any action to prevent or materially delay the consummation of the Merger;

              (B)  take any action, or fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to impede, the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code; or

              (C)  authorize any of, or commit, resolve, propose or agree in writing or otherwise to take any of, the foregoing actions.

        5.2    No Solicitation.

          (a)   Subject to Section 5.2(b), until the earlier of the Effective Time and the date on which this Agreement is terminated pursuant to Section 7.1, the Company shall not, nor shall it authorize or permit any of its Subsidiaries or any of its or their respective Representatives to, directly or indirectly through another Person, except as otherwise provided below: (i) solicit, initiate, or take any action outside the ordinary course of business to encourage, facilitate, or induce, or that would reasonably be expected to lead to, the making, submission or announcement of, any proposal or inquiry that constitutes, or is reasonably likely to lead to, an Acquisition Proposal; (ii) other than informing Persons of the provisions contained in this Section 5.2, enter into, continue or participate in any discussions or any negotiations regarding any Acquisition Proposal or otherwise take any action outside the ordinary course of business to encourage, facilitate, or induce any effort or attempt to make or implement an Acquisition Proposal; (iii) furnish any non-public information regarding the Company to any Person in connection with or in response to or which would reasonably be expected to lead to an Acquisition Proposal; (iv) approve, endorse or recommend an Acquisition Proposal or any letter of intent, memorandum of understanding or other Contract contemplating an Acquisition Proposal or requiring the Company to abandon or terminate its obligations under this Agreement; or (v) resolve or agree to do any of the foregoing. The Company shall, and shall cause its Subsidiaries and its and their respective Representatives to, (x) immediately cease and cause to be terminated all discussions or negotiations with any Person previously conducted with respect to any Acquisition Proposal, and (y) promptly request the parties to any confidentiality or similar agreement relating to an Acquisition Proposal to promptly return or destroy any confidential information previously furnished or made available by the Company or its Representatives thereunder. Any action by a Subsidiary or Representative of the Company that would, if taken by the Company, be a violation of the restrictions of this Section 5.2 shall be deemed a breach of this Section 5.2 by the Company.

          (b)   Notwithstanding anything in this Section 5.2 to the contrary, at any time prior to the time the Required Stockholder Vote is obtained, in response to an unsolicited bona fide written Acquisition Proposal that is presented to the Company (and not withdrawn) that the Company Board determines in good faith constitutes, or is reasonably likely to result in, a Superior Proposal (after consultation with its outside legal counsel and its financial advisor (who shall be either Covert & Co. or a nationally recognized financial advisor)), the Company may, upon a good faith determination by the Company Board (after receiving the advice of its outside legal counsel) that failure to take such action would be inconsistent with the Company Board's fiduciary duties to the Company's stockholders under applicable Law: (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal (and such Person's Representatives); and (B) participate in discussions or negotiations with the Person making such Acquisition Proposal (and its Representatives) regarding such Acquisition Proposal (the taking of any action addressed in (A) or (B), a "Superior Proposal Response"), provided, however, that prior to a Superior Proposal Response (x) the Company and such Person enter into a confidentiality agreement on terms no less favorable to the Company than the Confidentiality Agreement (including, without limitation, any "standstill" and non-solicitation provisions, in each case, no less favorable to the Company than those contained in the Confidentiality Agreement) and provide a copy to Parent thereof; and (y) such information shall have been provided to Parent in writing.

          (c)   The Company shall promptly advise Parent in writing, in no event later than forty-eight (48) hours after receipt of any Acquisition Proposal of the Company's intention to participate or engage in discussions or negotiations with, or furnish non-public information to, such Person, and shall, in any such notice to Parent, indicate the identity of the Person making such Acquisition Proposal and the material terms and conditions of any proposal or offer or the nature of any inquiries or contacts, and thereafter, shall promptly keep Parent informed, on a current basis, of all material developments affecting the status and the material terms of any such Acquisition Proposal, including the material terms and conditions of the Acquisition Proposal and any material changes thereto and of the status of any such discussions or negotiations.

          (d)   The Company Board shall not: (i) fail to make the Company Board Recommendation to the Company's stockholders; (ii) withhold, withdraw, amend or modify in a manner adverse to Parent, or publicly propose to withhold, withdraw, amend or modify in a manner adverse to Parent, the Company Board Recommendation; (iii) adopt, approve, recommend, endorse or otherwise declare advisable the adoption of any Acquisition Proposal; or (iv) resolve, agree or publicly propose to take any such actions (each such foregoing action or failure to act in clauses (i) through (iv) being referred to as a "Change in Company Board Recommendation"). Notwithstanding the foregoing, the Company Board may, at any time prior to the time the Required Stockholder Vote is obtained, take any of the actions set forth in Sections 5.2(d)(i)-(iii) below; provided, however, that prior to taking any such action, the Company complies with Section 5.2(e) of this Agreement.

              (i)  effect a Change in Company Board Recommendation in response to an Acquisition Proposal if the Company Board concludes in good faith, after consultation with outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties to the Company's stockholders under applicable Law and the Company Board concludes in good faith, after consultation with the Company's financial advisor (who shall be either Covert & Co. or a nationally recognized financial advisor), that the Acquisition Proposal constitutes a Superior Proposal;

             (ii)  effect a Change in Company Board Recommendation in response to an Intervening Event if the Company Board concludes in good faith, after consultation with outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties to the Company's stockholders under applicable Law;

            (iii)  terminate this Agreement pursuant to Section 7.1(h) and enter into a Company Acquisition Agreement, but only if the Company receives an Acquisition Proposal that the Company Board concludes in good faith, after consultation with the Company's financial advisor, constitutes a Superior Proposal and the Company Board concludes in good faith, after consultation with outside counsel, that the failure to enter into such definitive agreement would be inconsistent with its fiduciary duties to the Company's stockholders under applicable Law.

          (e)   Notwithstanding anything to the contrary set forth in Section 5.2(d), the Company shall not be entitled to: (i) make a Change in Company Board Recommendation pursuant to Section 5.2(d)(i) or Section 5.2(d)(ii); or (ii) terminate this Agreement and enter into any Company Acquisition Agreement pursuant to Section 5.2(d)(iii), unless: (A) the Company shall have first provided prior written notice to Parent that it intends to (x) make a Change in Company Board Recommendation (a "Recommendation Change Notice"), or (y) terminate this Agreement pursuant to Section 7.1(h) in response to a Superior Proposal (a "Superior Proposal Notice"), which notice shall, if the basis for the proposed action by the Company Board is an Intervening Event, contain a description of the events, facts and circumstances giving rise to such proposed action or, if the basis for the proposed action by the Company Board is a Superior Proposal, contain a description of the material terms and conditions of such Superior Proposal, including a copy of the Company Acquisition Agreement in the form to be entered into (it being understood and agreed that the delivery of such notice shall not, in and of itself, be deemed to be a Change in Company Board Recommendation); and (B) Parent does not make, within five (5) days after the receipt of such notice, a proposal that would, in the good-faith judgment of the Company Board (after (a) negotiating in good faith with Parent to amend the terms of this Agreement and (b) consultation with outside counsel and, in the case of a Superior Proposal, the Company's financial advisor, who shall be either Covert & Co. or a nationally recognized financial advisor), cause such events, facts and circumstances to no longer form the basis for the Company Board to effect a Change in Company Board Recommendation or cause the offer previously constituting a Superior Proposal to no longer constitute a Superior Proposal, as the case may be. Any material changes with respect to such events, facts or circumstances mentioned above, or material changes to the financial terms of such Superior Proposal, as the case may be, occurring prior to the Company's effecting a Change in Company Board Recommendation or terminating this Agreement pursuant to Section 7.1(h) shall require the Company to provide to Parent a new Recommendation Change Notice or Superior Proposal Notice and a new five (5) day period.

          (f)    Nothing contained in this Section 5.2 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to the Company's stockholders a position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act; or (ii) making any disclosure to the Company's stockholders if, in the good-faith judgment of the Company Board, after consultation with outside counsel, failure to so disclose would be inconsistent with its fiduciary duties under applicable Law; provided, however, that this Section 5.2(f) shall not be deemed to permit the Company Board to effect a Change in Company Board Recommendation, except to the extent permitted by Section 5.2(e).

        5.3    Preparation of SEC Documents; Stockholders' Meetings.

          (a)    Registration Statement and Prospectus.

              (i)  As promptly as practicable following the date hereof, and in any event within thirty (30) days following the Agreement Date, the Company and Parent shall prepare, and Parent shall file with the SEC, the Registration Statement, in which the Proxy Statement will be included. Each of Parent and the Company shall use commercially reasonable efforts to cause the Registration Statement and the Proxy Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the other transactions contemplated hereby. Parent shall also take any action required to be taken under any applicable state securities Laws in connection with the issuance of shares of Parent Common Stock pursuant to the Merger. Each of Parent and the Company shall furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Proxy Statement and the Registration Statement, which provision of information shall be a condition precedent to the obligations of the other party pursuant to this Section 5.3. The Company will cause the Proxy Statement to be mailed to the stockholders of the Company as promptly as practicable after the Registration Statement is declared effective under the Securities Act.

             (ii)  (A) All filings by the Company with the SEC in connection with the transactions contemplated hereby, and (B) all mailings to the stockholders of the Company in connection with the Merger and transactions contemplated by this Agreement shall be subject to the prior review by Parent. All filings by Parent with the SEC in connection with the transactions contemplated hereby, including the Registration Statement, shall be subject to the prior review by the Company.

            (iii)  Each of Parent and the Company shall (A) as promptly as practicable notify the other of (x) the receipt of any comments from the SEC and all other written correspondence and oral communications with the SEC relating to the Proxy Statement or the Registration Statement (including the time when the Registration Statement becomes effective and the issuance of any stop order or suspension of qualifications of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction) and (y) any request by the SEC for any amendment or supplements to the Proxy Statement or the Registration Statement or for additional information with respect thereto and (B) supply each other with copies of (1) all correspondence between it or any of its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement, the Registration Statement or the Merger and (2) all orders of the SEC relating to the Registration Statement.

            (iv)  If at any time prior to the Effective Time any information relating to the Company, Parent, Merger Sub, Merger LLC, or any of their respective Affiliates, directors or officers, is discovered by the Company, Parent, Merger Sub or Merger LLC, which is required to be set forth in an amendment or supplement to the Proxy Statement or the Registration Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties in writing and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Company.

          (b)   The Company shall duly give notice of, convene and hold the Company Stockholders' Meeting as promptly as practicable following the date the Registration Statement is declared effective under the Securities Act (on a date selected by the Company in consultation with Parent) and shall, subject to Section 5.2(d), recommend to its stockholders adoption of this Agreement and include in the Proxy Statement such recommendation. The Company shall ensure that all proxies solicited by the Company in connection with the Company Stockholders' Meeting are solicited in compliance with all applicable Laws. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Stockholders' Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to its stockholders in advance of a vote on the adoption of this Agreement, or if, as of the time for which the Company Stockholders' Meeting is originally scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting. Without limiting the generality of the foregoing, but subject to Section 5.2(d), the Company's obligations pursuant to the first sentence of this Section 5.3(b) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Alternative Transaction Proposal or (ii) the withdrawal or modification by the Board of Directors of the Company or any committee thereof of such Board of Directors' or such committee's approval or recommendation of this Agreement or the Merger.

        5.4    Access to Information.    Upon reasonable prior notice and subject to applicable Law, from the date hereof until the Effective Time, the Company shall, and shall cause each of its Subsidiaries and the officers, directors, employees and Representatives of the Company and its Subsidiaries to, afford Parent and its officers, directors, employees and Representatives, following notice from Parent to the Company in accordance with this Section 5.4, reasonable access during normal business hours to the officers, employees, agents, properties, offices and other facilities, books and records and contracts of the Company and its Subsidiaries, and all other financial, operating and other data and information as Parent may reasonably request and, during such period shall furnish, and shall cause to be furnished, as promptly as reasonably practicable, to Parent, a copy of each report, schedule and other document filed or received by the Company or any of its Subsidiaries pursuant to the requirements of the federal securities laws or a Governmental Body, except, with respect to examination reports, as may be restricted by applicable Law. Subject to compliance with applicable Law, from the date hereof until the Effective Time, the Company and Parent shall confer on a regular basis with one or more representatives of Parent to report material operational matters and the general status of ongoing operations and shall promptly provide Parent with (A) all material operating and financial reports prepared by the Company and its Subsidiaries for the Company's management, including copies of the unaudited monthly consolidated financial statements, and (B) any other written reports or other written materials reasonably requested by Parent. Notwithstanding the foregoing, the Company and its Subsidiaries shall not be obligated to disclose any information that, in its sole and absolute discretion after consultation with outside legal counsel, (i) it is not legally permitted to disclose or the disclosure of which would contravene any applicable Law or order or (ii) the disclosure of which would be reasonably likely to cause the loss of any material attorney-client or other legal privilege with respect to such information or which would constitute a waiver of any other privilege or trade secret protection held by the Company or any of its Subsidiaries. The Company shall be entitled to have Representatives present at all times during any such inspection. No investigation pursuant to this Section 5.4 or information provided, made available or delivered to Parent pursuant to this Section 5.4 or otherwise shall affect any representations or warranties of the Company or conditions or rights of Parent contained in this Agreement.

        5.5    Commercially Reasonable Efforts.

          (a)   No later than ten (10) Business Days after the Agreement Date, each party shall make or cause to be made, in cooperation with the other parties, an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Merger. Each party shall use its reasonable best efforts to: (i) respond at the earliest practicable date to any requests for additional information made by the U.S. Department of Justice ("DOJ"), the Federal Trade Commission, ("FTC") or any other Governmental Body under any Antitrust Law relating to the Merger or to any other transaction contemplated hereby; (ii) act in good faith and reasonably cooperate with the other party in connection with any investigation of the Merger or of any of the transactions contemplated hereby by any Governmental Body under any Antitrust Law; (iii) to the extent permitted by Law, furnish to each other all information required for any filing, form, declaration, notification, registration and notice relating to the Merger or any other transaction contemplated hereby under any Antitrust Law; and (iv) take all other actions reasonably necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act or any other Antitrust Law with respect to the Merger or any other transaction contemplated hereby. In connection with the foregoing: (A) whenever possible, each party shall give the other party reasonable prior notice of any written or oral communication with, and any proposed understanding or agreement with, any Governmental Body regarding any filings, forms, declarations, notifications, registrations or notices, and permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed written or oral communication, understanding or agreement with any Governmental Body with respect to the Merger or any other transaction contemplated hereby; (B) to the extent reasonably practical, none of the parties hereto shall participate in any meeting or conversation with any Governmental Body in respect of any filings or inquiry under any Antitrust Law relating to the Merger or any other transaction contemplated hereby without giving the other party prior notice of the meeting or conversation and, unless prohibited by such Governmental Body, permitting the other party to attend and participate; (C) if one party is prohibited by applicable Law or by the applicable Governmental Body from participating in or attending a meeting, conference or conversation, the attending party shall keep the other reasonably apprised with respect thereto; and (D) the parties hereto shall consult and cooperate with one another in connection with any information or proposals submitted to a Governmental Body in connection with proceedings under any Antitrust Law relating to the Merger or any other transaction contemplated hereby. Without limiting the foregoing, the Company and Parent shall each use its reasonable best efforts: (1) to avoid the entry of any Restraint under any Antitrust Law (an "Antitrust Restraint"); and (2) to eliminate every impediment under any Antitrust Law that may be asserted by any Governmental Body so as to enable the Closing to occur as soon as reasonably possible (and in any event, not later than the Outside Date).

          (b)   Upon the terms and subject to the conditions set forth in this Agreement, each party shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party or parties hereto in doing, all things reasonably necessary, proper or advisable under applicable Law or otherwise to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including using reasonable best efforts to obtain all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from all Governmental Bodies and other Persons and make all necessary registrations, declarations and filings with all Governmental Bodies, that are necessary to consummate the Merger.

          (c)   Notwithstanding this Section 5.5, nothing in this Agreement shall obligate Parent, or any of its Subsidiaries, to propose, negotiate, offer to commit to effect, or effect, by consent decree, hold separate order, or otherwise, the sale, divestiture, license or disposition of any assets or businesses of Parent, the Company, the Surviving Corporation, the Surviving Company, or any of their respective Subsidiaries or Affiliates, or otherwise to offer to take, to offer to commit to take, or to take, any action (including any action that limits Parent's freedom of action, ownership or control with respect to, or its ability to retain, hold, or operate, any of the businesses, assets, product lines, properties or services of Parent, the Company, the Surviving Corporation, the Surviving Company or any of their respective Subsidiaries or Affiliates), even if such action would avoid the entry of an Antitrust Restraint or eliminate an impediment to the Closing that may be asserted by any Governmental Body under any Antitrust Law.

        5.6    Public Announcements.    The initial press release with respect to the execution and delivery of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company. Except as permitted in accordance with Section 5.2, Parent and the Company shall consult with each other before issuing, and, to the extent practicable, give each other the reasonable opportunity to review and comment upon, any press release or other public statements with respect to the Merger and consider in good faith the views of the other party, and shall not issue any such press release or make any such public statement prior to such consultation and receiving the written consent of the other to issue such press release or make such public statement, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with or rules of any securities exchange or trading market on which securities of Parent or the Company are listed, in which case the party required to make the release or announcement shall use reasonable best efforts to allow the other party or parties hereto reasonable time to comment on such release or announcement in advance of such issuance (it being understood that the final form and content of any such release or announcement, as well as the timing of any such release or announcement, shall be at the final discretion of the disclosing party). Without limiting the reach of the foregoing, provided that the Company has not provided Parent with any notice pursuant to Section 5.2(c), Parent and the Company shall use commercially reasonable efforts to cooperate to develop all public announcement materials and make appropriate management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other party. In addition, provided that the Company has not provided Parent with any notice pursuant to Section 5.2(c), the Company shall use commercially reasonable efforts to (a) consult with Parent regarding communications with customers, stockholders, prospective investors and employees related to the transactions contemplated hereby, (b) provide Parent with stockholder lists of the Company and (c) allow and facilitate Parent contact with stockholders of the Company and other prospective investors.

        5.7    Indemnification and Insurance.

          (a)   For a period of six (6) years after the Effective Time (and until such later date as of which any Legal Proceeding commenced during such six (6) year period shall have been finally disposed of), Parent shall, and shall cause the Surviving Corporation and its Subsidiaries, and from and after the Upstream Merger, the Surviving Company and its Subsidiaries to, assume, honor and fulfill in all respects the obligations (including both indemnification and advancement of expenses) of the Company and its Subsidiaries under the certificate of incorporation or any bylaws of the Company or its Subsidiaries or indemnification agreements, in each case, in effect immediately prior to the Effective Time for the benefit of any of its current or former directors and officers and any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time (the "Indemnified Parties"), to the extent such indemnifiable losses, claims, damages, liabilities, fees, expenses, judgments or fines incurred by the Indemnified Parties arise out of or pertain to matters pending, existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including any such matter arising under any claim with respect to the transactions contemplated herein. In addition, for a period of six (6) years following the Effective Time (and until such later date as of which any Legal Proceeding commenced during such six (6) year period shall have been finally disposed of), Parent shall (and shall cause the Surviving Corporation, the Surviving Company and their respective Subsidiaries to) cause the certificate of incorporation, certificate of formation and bylaws and operating agreement, as applicable (and other similar organizational documents) of the Surviving Corporation, the Surviving Company and their respective Subsidiaries to contain provisions with respect to indemnification, advancement of expenses and exculpation that are at least as favorable, in the aggregate, as the indemnification, advancement of expenses and exculpation provisions contained in the certificate of incorporation and bylaws (or other similar organizational documents) of the Company and its Subsidiaries immediately prior to the Effective Time, and during such six (6) year period (and until such later date as of which any Legal Proceeding commenced during such six (6) year period shall have been finally disposed of), such provisions shall not be amended, repealed or otherwise modified in any respect, except as required by Law.

          (b)    Tail Policy.    The Company shall, prior to the Effective Time, purchase a six (6) year "tail" prepaid policy (the "Tail Policy") on terms and conditions no less advantageous to the indemnified parties, or any other person entitled to the benefit of this Section 5.7, as applicable, than the existing directors' and officers' liability (and fiduciary) insurance maintained by the Company, covering, without limitation, the Merger.

          (c)    Successors.    If Parent, the Surviving Corporation, the Surviving Company or any of their respective successors or assigns shall (i) consolidate with, or merge with or into, any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties or assets to any Person, then, in each case, Parent shall take such action as may be necessary so that such Person shall assume all of the applicable obligations set forth in this Section 5.7.

          (d)    Enforceability.    The obligations under this Section 5.7 shall not be terminated, amended or otherwise modified in such a manner as to adversely affect any Indemnified Party (or any other person who is a beneficiary under the Tail Policy) without the prior written consent of such affected Indemnified Party or other person who is a beneficiary under the Tail Policy. Each of the directors and officers or other persons who is an Indemnified Party or a beneficiary under the Tail Policy is intended to be a third-party beneficiary of this Section 5.7 with full rights of enforcement as if a party thereto. The rights of the Indemnified Parties (and other persons who are beneficiaries under the Tail Policy) under this Section 5.7 shall be in addition to, and not in substitution for, any other rights that such persons may have under the certificate or articles of incorporation, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by the Company or any of its Subsidiaries, or applicable Law (whether at law or in equity).

        5.8    Notification of Certain Matters.

          (a)   The Company shall give prompt written notice, but in any event no less than within one (1) Business Day, to Parent and Parent shall give prompt written notice, but in any event no less than within one (1) Business Day to the Company, as the case may be, of (i) the discovery by the Company or Parent, as the case may be, of any event, condition, fact, or circumstance that occurred or existed on or prior to the Agreement Date and that caused or constitutes an inaccuracy in any representation or warranty made by such party in this Agreement, (ii) the occurrence or non-occurrence of any event after the Agreement Date which is likely to cause any representation or warranty of the Company or Parent, as the case may be, to be untrue or inaccurate at the Closing Date such that the conditions to closing set forth in Article VI would fail to be satisfied, (iii) any failure by the Company or Parent, as the case may be, to materially comply with or materially satisfy any covenant or other agreement to be complied with by it hereunder such that the conditions to closing set forth in Article VI would fail to be satisfied, and (iv) any event, condition, fact, or circumstance that would make the timely satisfaction of any of the conditions set forth in Article VI impossible or unlikely or that has had or would reasonably be expected to have a Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be; provided, however, that the delivery of any notice pursuant to this Section 5.8(a) shall not limit or otherwise affect any remedies available to Parent or the Company, as the case may be.

          (b)   The Company shall give prompt notice to Parent and Parent shall give prompt notice to the Company, as the case may be: (i) to the extent the Company has Knowledge of such notice or communication or Parent has Knowledge of such notice or communication, as the case may be, of any written communication from any Person alleging that the consent of such Person is required in connection with the Merger; (ii) of any material written communication from any Governmental Body related to the Merger; and (iii) of any proceedings commenced and served upon it or any of its Subsidiaries or threatened in writing against itself or any of its Subsidiaries, that, if pending on the Agreement Date, would have been required to have been disclosed pursuant to any Section of this Agreement.

        5.9    Shareholder Litigation.    Prior to the earlier of the Effective Time or the date of termination of this Agreement pursuant to Section 7.1: (a) the Company shall promptly advise Parent in writing of any shareholder litigation against the Company or its directors relating to this Agreement or the Merger and shall keep Parent reasonably informed regarding any such shareholder litigation; and (b) the Company shall control such defense and this Section 5.9 shall not give Parent the right to direct such defense; provided, however, that no settlement of such litigation that requires payment in excess of $150,000 or that requires or imposes restrictions or limitations on the Company or the operation of the Company's business shall be agreed to without Parent's prior written consent, such consent not to be unreasonably withheld, conditioned or delayed.

        5.10    Section 16 Matters.    Prior to the Effective Time, each of the Company and Parent shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of Company Common Stock or acquisitions of Parent Common Stock (including, in each case, derivative securities) resulting from the transactions contemplated hereby by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

        5.11    Employee Benefits; 401(k) Plan.

          (a)   For purposes of this Section 5.11, (i) the term "Covered Employees" shall mean employees who are actively employed by the Company or its Subsidiaries at the Effective Time; and (ii) the term "Continuation Period" shall mean the period beginning at the Effective Time and ending on the first anniversary of the Effective Time.

          (b)    Termination of Company's 401(k) Plan.    Effective as of the end of the last full payroll period immediately preceding the Closing Date, the Company shall adopt resolutions of the Company Board in substantially the form attached hereto as Exhibit C (unless Parent provides written notice to the Company no later than three (3) Business Days prior to the Closing Date that such resolutions are not to be adopted). Unless Parent provides such written notice to the Company, no later than three (3) Business Days prior to the Closing Date, the Company shall provide Parent with evidence that such resolutions have been adopted by the Company Board.

          (c)    Service Crediting.    As of the Effective Time, Parent shall recognize, or shall cause the Surviving Corporation and their respective Subsidiaries to recognize, all service of each Covered Employee prior to the Effective Time, to the Company (or any predecessor entities of the Company or any of its Subsidiaries) for vesting and eligibility purposes (but not for benefit accrual purposes, except for vacation); for the avoidance of doubt, service of each Covered Employee prior to the Effective Time shall not be recognized for the purpose of any entitlement to participate in, or receive benefits with respect to, any: (i) non-elective employer contributions under any plan of Parent under Section 401(k) of the Code; or (ii) Parent retiree medical program in which any Covered Employee participates after the Effective Time. In no event shall anything contained in this Section 5.11(c) result in any duplication of benefits for the same period of service.

          (d)   Nothing in this Section 5.11 shall be construed to limit the right of Parent or any of its Subsidiaries (including, following the Effective Time, the Company) to amend or terminate any Company Employee Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, nor shall anything in this Section 5.11 be construed to require Parent or any of its Subsidiaries (including, following the Effective Time, the Company) to retain the employment of any particular Covered Employee for any fixed period of time following the Effective Time.

        5.12    Confidentiality.    The parties acknowledge that Parent and the Company have previously executed a confidentiality agreement, dated as of January 6, 2012 (the "Confidentiality Agreement"), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified herein.

        5.13    Listing.    Parent shall use commercially reasonable efforts to cause the Parent Common Stock issuable under Article II to be authorized for listing on Nasdaq, subject to official notice of issuance, on or prior to the Closing Date.

        5.14    Reservation of Parent Common Stock.    Effective at or prior to the Effective Time, Parent shall reserve (free from preemptive rights) out of its reserved but unissued shares of Parent Common Stock, for the purposes of effecting the conversion of the issued and outstanding shares of Company Common Stock pursuant to this Agreement, sufficient shares of Parent Common Stock to provide for such conversion and assumption.

        5.15    The Upstream Merger.    Immediately after the Effective Time, the Surviving Corporation shall merge with and into Merger LLC. From and after the effectiveness of the Upstream Merger, the separate corporate existence of the Surviving Corporation shall cease and Merger LLC shall continue as the surviving entity in the Upstream Merger (the "Surviving Company") and all of the rights and obligations of the Surviving Corporation under this Agreement shall be deemed the rights and obligations of the Surviving Company. The Upstream Merger shall have the effects set forth in Section 18 209(g) of the LLC Act. Parent and Merger LLC shall take all reasonable steps and actions as shall be required to cause the Surviving Corporation and Merger LLC to consummate the Upstream Merger as set forth in this Section 5.15.

        5.16    Tax-Free Reorganization Treatment.

          (a)   Parent, the Company, Merger LLC and Merger Sub intend that the Merger and the Upstream Merger, considered together as a single integrated transaction for United States federal income Tax purposes along with the other transactions effected pursuant to this Agreement, shall qualify as a "reorganization" within the meaning of Section 368(a) of the Code, and each shall, and shall cause its respective Subsidiaries to, use its reasonable best efforts to cause the Merger and the Upstream Merger to so qualify and shall file all Tax Returns consistent with, and take no position inconsistent with (whether in audits, Tax Returns or otherwise), such treatment unless required to do so by applicable Law. The parties to this Agreement agree to make such reasonable representations as requested by counsel for the purpose of rendering the opinions described in Section 6.2(f) and Section 6.3(e).

          (b)   Parent, the Company, Merger LLC and Merger Sub hereby adopt this Agreement as well as any other agreements entered into pursuant to this Agreement as a plan of reorganization within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Regulations.

          (c)   None of Parent, the Company, Merger LLC or Merger Sub shall, nor shall they permit their Subsidiaries to, take any action, and Parent, the Company, Merger LLC and Merger Sub shall not, and shall ensure that their Subsidiaries do not, fail to take any action which action or failure to act would prevent or impede, the Merger and the Upstream Merger, considered together as a single integrated transaction for United States federal income Tax purposes along with the other transactions effected pursuant to this Agreement, from qualifying (or reasonably would be expected to cause the Merger and the Upstream Merger, considered together as a single integrated transaction for United States federal income Tax purposes along with the other transactions effected pursuant to this Agreement, to fail to qualify) as a "reorganization" within the meaning of Section 368(a) of the Code.

        5.17    Resignation of Directors.    The Company shall use commercially reasonable efforts to obtain and deliver to Parent prior to the Closing Date (to be effective as of the Effective Time) the resignation of each director of the Company and each of its Subsidiaries (in each case, in their capacities as directors, and not as employees) as Parent shall request in writing not less than five (5) days prior to the Closing Date.

        5.18    Parent Board.    Immediately following the Effective Time, Parent shall, subject to the fiduciary duties of the board of directors of Parent, elect, as of immediately following the Effective Time, Thomas Yuen as a director of Parent. If Mr. Yuen is not able or willing to serve as a director of Parent as of the Effective Time, the obligation set forth in this Section 5.18 shall be terminated.

        5.19    SRSWOWCast.com, Inc.    The Company shall use commercially reasonable efforts to cause SRSWOWCast.com, Inc. to liquidate and dissolve prior to the Closing Date.

ARTICLE VI

CONDITIONS TO OBLIGATIONS OF THE PARTIES

        6.1    Conditions to Each Party's Obligation to Effect the Merger.    The respective obligations of each party to effect the Merger shall be subject to the satisfaction or waiver in writing at or prior to the Closing of the following conditions:

          (a)    Stockholder Approval.    The Required Stockholder Vote shall have been obtained.

          (b)    HSR Waiting Period.    The waiting period (and any extensions thereof) applicable to consummation of the Merger under the HSR Act shall have expired or been terminated.

          (c)    No Injunctions or Restraints.    No Restraint shall be in effect, or be pending or threatened by the DOJ or the FTC, which prohibits, renders illegal, or enjoins, or threatens to prohibit, render illegal or enjoin, the consummation of the transactions contemplated by this Agreement.

          (d)    Registration Statement.    The Registration Statement shall have become effective under the Securities Act, and no stop order or proceedings seeking a stop order shall have been initiated or threatened by the SEC.

        6.2    Conditions to Obligations of the Company.    The obligation of the Company to effect the Merger shall be subject to the satisfaction, or waiver in writing by the Company, at or prior to the Closing of the following conditions:

          (a)    Representations and Warranties.    Each of the representations and warranties of Parent, Merger Sub and Merger LLC contained in this Agreement shall be true and correct (without giving effect to any qualification as to materiality or Parent Material Adverse Effect contained in any specific representation or warranty) as of the Agreement Date and as of the Closing Date as if made on and as of the Closing Date, except (i) that the accuracy of representations and warranties that by their terms speak as of another date will be determined as of such date and (ii) where any failures of any such representations and warranties to be so true and correct at and as of the Agreement Date and as of the Closing Date (or such other date required by clause (i)) would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

          (b)    Performance of Obligations of Parent, Merger Sub and Merger LLC.    Each of Parent, Merger Sub and Merger LLC shall have performed or complied with, in all material respects, each of the covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Closing Date.

          (c)    Officer's Certificate.    The Company shall have received a certificate of an executive officer of Parent as to the satisfaction of the conditions set forth in Section 6.2(a) and Section 6.2(b).

          (d)    Parent Material Adverse Effect.    Since the date hereof, there shall not have occurred and be continuing any events that, individually or in the aggregate, have had or would be reasonably likely to have a Parent Material Adverse Effect.

          (e)    Listing.    The shares of Parent Common Stock issuable to the Company's stockholders pursuant to the Merger as provided for in Article II shall have been authorized for listing on Nasdaq, subject to official notice of issuance.

          (f)    Tax Opinion.    The Company shall have received an opinion of Paul Hastings LLP (or such other counsel reasonably acceptable to the Company), on the basis of representations and assumptions set forth or referred to in such opinion, dated as of the Closing Date, to the effect that the Merger and the Upstream Merger, considered together as a single integrated transaction for United States federal income tax purposes along with the other transactions effected pursuant to this Agreement, will be treated for federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel shall be entitled to receive and rely upon representations of officers of Parent, the Company or others reasonably requested.

        6.3    Conditions to Obligations of Parent and Merger Sub.    The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction, or waiver in writing by Parent, at or prior to the Closing of the following conditions:

          (a)    Representations and Warranties.    Each of the representations and warranties of the Company set forth in Sections 3.3, 3.4(a), 3.4(b), 3.4(c) and 3.24 shall be true and correct in all respects (other than, with respect to Sections 3.4(a), 3.4(b) and 3.4(c), which shall be true and correct in all respects other than de minimis inaccuracies) as of the Agreement Date and as of the Closing Date as if made on and as of the Closing Date (except to the extent such representations and warranties speak as of another date, in which case they shall be determined as of such date). Each of the representations and warranties of the Company contained in this Agreement other than those described in the prior sentence shall be true and correct (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained in any specific representation or warranty) as of the Agreement Date and as of Closing Date as if made on and as of the Closing Date, except (i) that the accuracy of representations and warranties that by their terms speak as of another date will be determined as of such date and (ii) where any failures of any such representations and warranties to be so true and correct at and as of the Agreement Date and as of the Closing Date (or such other date required by clause (i)) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (b)    Performance of Obligations of the Company.    The Company shall have performed or complied with, in all material respects, all of the covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Closing Date.

          (c)    Officer's Certificate.    Parent and Merger Sub shall have received a certificate of an executive officer of the Company as to the satisfaction of the conditions set forth in Section 6.3(a) and Section 6.3(b).

          (d)    Company Material Adverse Effect.    Since the date hereof, there shall not have occurred and be continuing any events that, individually or in the aggregate, have had or would be reasonably likely to have a Company Material Adverse Effect.

          (e)    Tax Opinion.    Parent shall have received an opinion of DLA Piper LLP (US) (or such other counsel reasonably acceptable to Parent), on the basis of representations and assumptions set forth or referred to in such opinion, dated as of the Closing Date, to the effect that the Merger and the Upstream Merger, considered together as a single integrated transaction for United States federal income tax purposes along with the other transactions effected pursuant to this Agreement, will be treated for federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel shall be entitled to receive and rely upon representations of officers of Parent, the Company or others reasonably requested.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

        7.1    Termination.    This Agreement may be terminated prior to the Effective Time, whether before or after adoption of this Agreement by the Required Stockholder Vote:

          (a)   by mutual written consent of Parent and the Company;

          (b)   by either Parent or the Company, if the Merger shall not have been consummated by on or before December 31, 2012 (the "Outside Date"); provided, however, that the Outside Date may be extended for a period not to exceed one hundred eighty (180) days by either party by written notice to the other party if the Merger shall not have been consummated as a result of any conditions set forth in Section 6.1(b) failing to have been satisfied and (i) the extending party reasonably believes that the relevant approvals will be obtained during such extension period and (ii) each of the other conditions to the consummation of the Merger set forth in Article VI has been satisfied or waived or remains reasonably capable of satisfaction; provided further, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to the party seeking to terminate this Agreement if such party's breach of this Agreement has been the cause of, or results in, the failure of the Effective Time to occur;

          (c)   by Parent or the Company, if the Required Stockholder Vote shall not have been obtained at the Company Stockholders' Meeting, or at any adjournment or postponement thereof, at which a final vote thereon was taken, provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 7.1(c) if the failure to obtain the Required Stockholder Vote is attributable to a failure on the part of such party to perform any material obligation required to be performed by such party.

          (d)   by either Parent or the Company, upon written notice to the other party, if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, writ, injunction, judgment, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to a party if the issuance of such final, non-appealable Restraint is attributable to a failure of such party to perform in any material respect its obligations under this Agreement;

          (e)   by Parent, upon written notice to the Company, if a Triggering Event shall have occurred;

          (f)    by Parent (provided it is not then in material breach of any of its obligations under this Agreement), if there is any continuing inaccuracy in the representations and warranties of the Company set forth in this Agreement, or the Company is then failing to perform any of its covenants or other agreements set forth in this Agreement, in either case (i) such that the conditions set forth in Section 6.3(a) or Section 6.3(b), as applicable, would not be satisfied as of the time of such termination and (ii) such inaccuracy or breach is not cured within thirty (30) days after the Company's receipt of notice thereof;

          (g)   by the Company (provided it is not then in material breach of any of its obligations under this Agreement), if there is any continuing inaccuracy in the representations and warranties of Parent, Merger Sub and Merger LLC set forth in this Agreement, or Parent, Merger Sub or Merger LLC are then failing to perform any of their covenants or other agreements set forth in this Agreement, in either case (i) such that the conditions set forth in Section 6.2(a) or Section 6.2(b), as applicable, would not be satisfied as of the time of such termination and (ii) such inaccuracy or breach is not cured within thirty (30) days after Parent's receipt of notice thereof; or

          (h)   by the Company, upon written notice to Parent, if, at any time prior to the time the Required Stockholder Vote is obtained, the Company Board determines to enter into a definitive Company Acquisition Agreement providing for a Superior Proposal, and shall concurrently with such termination enter into the Company Acquisition Agreement and pay to Parent the Termination Fee.

        7.2    Effect of Termination.    In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect; provided, however, that:

          (a)   this Section 7.2, Section 7.3 and Article VIII (and the Confidentiality Agreement) shall survive the termination of this Agreement and shall remain in full force and effect,

          (b)   the termination of this Agreement shall not relieve any party from any liability for fraud, willful misconduct or any intentional breach of any representation, warranty, covenant or other provision contained in this Agreement, and

          (c)   except (i) as set forth in Section 7.2(b) above, and (ii) in the event of a breach of Section 5.2(a) which leads to an Acquisition Proposal, the termination of this Agreement shall relieve any party from any liability for any breach of any representation, warranty or covenant contained in this Agreement.

        7.3    Termination Fee.

          (a)   The Company shall pay to Parent the Termination Fee in the event that this Agreement is terminated:

              (i)  by Parent pursuant to Section 7.1(e),

             (ii)  by Parent or the Company pursuant to Section 7.1(b), if (x) the conditions set forth in Section 6.1(b) and Section 6.1(c) have been satisfied; (y) on or before the date of any such termination an Acquisition Proposal shall have been announced, disclosed, or otherwise communicated to the Company Board and not withdrawn prior to such termination, and (z) a definitive agreement is entered into by the Company with respect to such Acquisition Transaction or such Acquisition Transaction is consummated within nine (9) months of such termination of this Agreement;

            (iii)  by Parent or the Company pursuant to Section 7.1(c) if (x) the conditions set forth in Section 6.1(b) and Section 6.1(c) have been satisfied; (y) on or before the date of the Company Stockholders Meeting by the Required Stockholder Vote an Acquisition Proposal shall have been announced, disclosed, or otherwise communicated to the Company Board and not withdrawn at least ten (10) days prior to the Company Stockholders Meeting, and (z) a definitive Agreement is entered into by the Company with respect to such Acquisition Transaction or such Acquisition Transaction is consummated within nine (9) months of such termination of this Agreement; or

            (iv)  by the Company pursuant to Section 7.1(h).

          (b)   Except as otherwise required pursuant to Section 7.2, any Termination Fee (i) payable pursuant to Section 7.3(a)(i) shall be paid no later than the second (2nd) Business Day following termination by Parent, (ii) payable pursuant to Section 7.3(a)(ii) or (iii), shall be paid within two (2) Business Days after the event giving rise to such payment, and (iii) payable pursuant to Section 7.3(a)(iv), shall be paid concurrently with any termination.

          (c)   All payments under this Section 7.3 shall be made by wire transfer of immediately available funds to an account designated in writing by Parent.

          (d)   If the Company fails to pay when due any amount payable under this Section 7.3, then (i) the Company shall reimburse Parent for all costs and expenses (including fees of counsel) incurred in connection with the enforcement by Parent of its rights under this Section 7.3, and (ii) the Company shall pay to Parent interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Parent in full) at a rate per annum equal to the "prime rate" (as published in The Wall Street Journal) in effect on the date such overdue amount was originally required to be paid.

          (e)   Except as set forth in Section 7.2(c), the parties hereto agree that the payment of the Termination Fee shall be the sole and exclusive remedy available to Parent with respect to this Agreement and the Merger in the event any payments become due and payable, and, upon payment of the applicable amount, the Company shall have no further liability to Parent hereunder.

        7.4    Expenses.    Except as otherwise specifically provided herein, each party shall bear its own Expenses in connection with this Agreement and the transactions contemplated hereby. As used in this Agreement, "Expenses" includes all expenses (including all fees and expenses of counsel, accountants, financial advisors, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Registration Statement, the Proxy Statement and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby.

ARTICLE VIII

GENERAL

        8.1    Amendment or Supplement.    At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Required Stockholder Vote, by written agreement signed by all of the parties hereto; provided, however, that following approval of this Agreement by the Company's stockholders, there shall be no amendment of or change to the provisions of this Agreement which, pursuant to applicable Law, would require further approval by the Company's stockholders without receipt of such approval.

        8.2    Extension of Time, Waiver, etc.    At any time prior to the Effective Time, any party may, subject to applicable Law: (a) waive any inaccuracies in the representations and warranties of any other party hereto; (b) extend the time for the performance of any of the obligations or acts of any other party hereto; or (c) to the extent permitted by applicable Law, waive compliance by the other party with any of the agreements contained in this Agreement or, except as otherwise provided in the Agreement, waive any of such party's conditions. Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver of rights, nor shall any single or partial exercise of such rights preclude any other or further exercise of such rights or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

        8.3    No Survival.    None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.

        8.4    Entire Agreement; No Third Party Beneficiary.    This Agreement, including the exhibits and annexes hereto, the Company Disclosure Schedule, the documents and instruments relating to the Merger referred to in this Agreement and the Confidentiality Agreement, constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter of this Agreement. This Agreement is not intended, and shall not be deemed, to create any agreement of employment with any person, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns or to otherwise create any third-party beneficiary hereto, except with respect to: (i) the rights of holders of shares of Company Common Stock to receive the Merger Consideration as provided in Article II and the holders of Company Options and Company RSUs to receive the consideration described in Article II; and (ii) the directors and officers of the Company pursuant to Section 5.7.

        8.5    Applicable Law; Jurisdiction.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. All actions and proceedings arising out of or relating to this Agreement, the negotiation, validity or performance of this Agreement or the Merger shall be heard and determined in the Court of Chancery of the State of Delaware, and the parties irrevocably submit to the jurisdiction of such court (and, in the case of appeals, the appropriate appellate court therefrom), in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. The parties agree that service of any court paper may be made in any manner as may be provided under the applicable Laws or court rules governing service of process in such court. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

        8.6    Specific Enforcement.    Notwithstanding Section 7.3 of this Agreement, the parties hereto agree that irreparable damage would occur for which monetary damages would not be an adequate remedy in the event that any of the provisions of this Agreement are not performed in accordance with the terms hereof or are otherwise breached, and that the party seeking to enforce this Agreement against such nonperforming party under this Agreement shall be entitled, without proof of damages, to specific performance and the issuance of injunctive and other equitable relief, in addition to any other right or remedy such party may be entitled. The parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to any other remedy to which they are entitled at law or in equity. In the event that any action shall be brought in equity to enforce the provisions of the Agreement, no party shall allege, and hereby waives the defense, that there is an adequate remedy at law or that the award of specific performance is not an appropriate remedy for any reason of law or equity.

        8.7    Assignment.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

        8.8    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed duly delivered: (a) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (b) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; or (c) on the date of confirmation of receipt (or the first (1st) Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile, in each case to the intended recipient as set forth below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

    if to the Company:

      SRS Labs, Inc.
      2909 Daimler Street
      Santa Ana, CA 92705
      Telecopy:  (949) 724-9646
      Attention: Thomas C. K. Yuen

    with a copy to:

      Paul Hastings LLP
      4747 Executive Drive, Twelfth Floor
      San Diego, CA 92121
      Telecopy:  (858) 458-3130
      Attention: Carl R. Sanchez
                        Claudia K. Simon

    if to Parent, Merger Sub or Merger LLC:

      DTS, Inc.
      5220 Las Virgenes Road
      Calabasas, CA 91302
      Telecopy:  (818) 436-1999
      Attention: Jon E. Kirchner

    with a copy to:

      DLA Piper LLP (US)
      4365 Executive Drive, Suite 1100
      San Diego, CA 92121
      Telecopy:  (858) 638-5122
      Attention: Michael Kagnoff

        8.9    Severability.    Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

        8.10    Disclosure Schedules.    The Company Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs contained in this Agreement and the disclosure in any section or paragraph shall qualify (a) the corresponding section or paragraph in this Agreement; and (b) other sections and paragraphs in this Agreement only to the extent that it is readily apparent on its face that such disclosure qualifies, and constitutes an exception to, another section or paragraph in this Agreement.

        8.11    Counterparts; Signatures.    This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission, by electronic mail in "portable document format" (".pdf") form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means.

[SIGNATURE PAGE NEXT]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

DTS, INC.
By:	/s/ JON E. KIRCHNER
	Name:	Jon E. Kirchner
	Title:	Chairman and Chief Executive Officer

DTS MERGER SUB, INC.
By:	/s/ JON E. KIRCHNER
	Name:	Jon E. Kirchner
	Title:	Chief Executive Officer and President

DTS LLC
By:	DTS, Inc.
Its:	Manager
By:	/s/ JON E. KIRCHNER
	Name:	Jon E. Kirchner
	Title:	Chairman and Chief Executive Officer

SRS LABS, INC.
By:	/s/ THOMAS C. K. YUEN
	Name:	Thomas C. K. Yuen
	Title:	Chairman and CEO

[Signature Page to Agreement and Plan of Merger and Reorganization]

QuickLinks

  Exhibit 2
  EXECUTION VERSION
TABLE OF CONTENTS
AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
RECITALS
ARTICLE I CERTAIN DEFINITIONS
ARTICLE II THE MERGER
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT, MERGER SUB AND MERGER LLC
ARTICLE V COVENANTS
ARTICLE VI CONDITIONS TO OBLIGATIONS OF THE PARTIES
ARTICLE VII TERMINATION, AMENDMENT AND WAIVER
ARTICLE VIII GENERAL